EXHIBIIT 2.1

                       PURCHASE AGREEMENT

                             BETWEEN

                      CROMPTON CORPORATION

                (AND ITS AFFILIATES NAMED HEREIN)

                               AND

               AKZO NOBEL SURFACE CHEMISTRY L.L.C.

                (AND ITS AFFILIATES NAMED HEREIN)



                    DATED AS OF JUNE 28, 2002




                        TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS; INTERPRETATION                       2
     1.1. Definitions                                       2
     1.2. Interpretation                                    8
ARTICLE 2 PURCHASE AND SALE                                 9
     2.1. Sale of Assets by Sellers Other Than CIS          9
     2.2. Procedures for Purchased Assets Not
          Transferable                                      14
     2.3. Title Issues                                      15
     2.4. Construction, Safety, Health and Regulatory
          Compliance Projects                               15
     2.5. Customer Remittances                              15
ARTICLE 3 PURCHASE PRICE; CLOSING STATEMENT; ADJUSTMENTS;
CONSISTENT TREATMENT                                        15
     3.1. Purchase Price                                    15
     3.2. Closing Statement                                 16
     3.3. Post-Closing Purchase Price Adjustment            17
     3.4. Post-Closing Accrual Statement                    17
     3.5. Accrual Purchase Price Adjustments                19
     3.6. Consistent Treatment                              19
     3.7. Currency Exchange Rates                           20
     3.8. Offset of Adjustments Against Purchase Price      20
ARTICLE 4 CLOSING                                           20
     4.1. Closing Date                                      20
     4.2. Transactions at Closing                           20
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS         21
     5.1. Organization                                      21
     5.2. Due Authorization                                 21
     5.3. Sufficiency, Condition and Location of and
          Title to Purchased Assets                         22
     5.4. Title to CIS Common Stock                         22
     5.5. Certain Contracts                                 22
     5.6. Intangible Rights                                 24
     5.7. Litigation                                        24
     5.8. Employee Benefit Plans                            24
     5.9. Change in Control                                 25
     5.10. U.S. Labor Matters                               25
     5.11. Default                                          25
     5.12. Consents                                         26
     5.13. Compliance with Applicable Laws                  26
     5.14. Management Compensation                          26
     5.15. No Changes                                       26
     5.16. Real Property                                    27
     5.17. Environmental, Occupational, Health and
           Safety Matters                                   27
     5.18. Permits                                          27
     5.19. Tax Matters                                      28
     5.20. Financial Statements                             28
     5.21. Inventory Statement                              28
     5.22. No Broker                                        28
     5.23. Limitations on
           Representations and Warranties                   28
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYERS          29
     6.1. Organization                                      29
     6.2. Due Authorization                                 29
     6.3. Consents                                          29
     6.4. Litigation                                        29
     6.5. No Contemplated Sales                             29
     6.6. No Broker                                         29
     6.7. Availability of Funds                             30
     6.8. Environmental Reports                             30
     6.9. Promissory Note                                   30
ARTICLE 7 EMPLOYEES; PENSION AND OTHER BENEFIT PLANS        31
     7.1. Employment of Employees of the Business           31
     7.2. Maintenance of Base Salaries and Benefits;
          Service Credit                                    31
     7.3. Severance Benefits; Continuation of Severance
          Program                                           32
     7.4. Retirement Plans                                  32
     7.5. Crompton Corporation Employee Savings Plan        32
     7.6. Welfare Benefits                                  33
     7.7. Executive Compensation                            34
     7.8. Worker Adjustment and Retraining Notification
          Act                                               34
     7.9. Vacation and Sick Pay                             35
     7.10. No Third Party Beneficiaries                     35
ARTICLE 8 PRE-CLOSING COVENANTS OF SELLERS AND BUYERS       35
     8.1. Corporate and Other Actions                       35
     8.2. Local Transfer Agreements                         35
     8.3. Consents and Approvals                            35
     8.4. Hart-Scott-Rodino and Other                       35
     8.5. Access to Information                             36
     8.6. Employment Assistance                             37
     8.7. Ordinary Course of Business                       37
     8.8. Bulk Transfer Laws                                37
     8.9. Leased Vehicles                                   37
     8.10. Negotiations with Works Councils                 37
     8.11. Other Agreements                                 37
ARTICLE 9 CONDITIONS                                        38
     9.1. Conditions to Obligations of Sellers              38
     9.2. Conditions to Obligations of Buyers               38
ARTICLE 10 NON-COMPETITION                                  40
     10.1. Sellers' Covenants                               40
     10.2. Intentionally Left Blank                         41
     10.3. Non-Solicitation                                 41
     10.4. Additional Agreements                            41
ARTICLE 11 POST-CLOSING COVENANTS                           41
     11.1. Availability of Records                          41
     11.2. Use of Trade or Service Marks                    42
     11.3. Tax Matters                                      43
     11.4. Confidential Information                         44
     11.5. Inventory Removal                                46
     11.6. Change of Name of CIS                            46
     11.7. Welfare Plans                                    46
ARTICLE 12 INDEMNIFICATION AND SURVIVAL                     47
     12.1. Indemnification by Sellers                       47
     12.2. Indemnification by Buyers                        48
     12.3. Survival                                         49
     12.4. Limitation on Liability                          49
ARTICLE 13 TERMINATION                                      50
     13.1. Termination of Agreement                         50
     13.2. Written Notice                                   50
     13.3. Continuing Confidentiality                       50
ARTICLE 14 ENVIRONMENTAL CONDITIONS                         51
     14.1. Definitions                                      51
     14.2. Sellers' Representations and Warranties          53
     14.3. Buyers' Representations and Warranties           53
     14.4. CIS's Representations and Warranties             54
     14.5. Sellers' Obligations                             54
     14.6. Limitations on Sellers' Obligations              56
     14.7. Fines and Penalties                              58
     14.8. Aggregate Responsibility                         58
     14.9. Retained Liabilities                             58
     14.10. Sellers' Right to Remediate                     58
     14.11. CIS's Sole Obligations                          58
     14.12. Responsibility to Direct Work                   59
     14.13. Implementation of Work                          60
     14.14. Non Applicability                               60
     14.15. Access                                          60
     14.16. Insurance                                       60
     14.17. Indemnification by Sellers                      61
     14.18. Indemnification by Buyers                       61
     14.19. Indemnification by CIS                          61
     14.20. Procedures for Indemnification                  62
     14.21. Claims                                          62
     14.22. Limitation of Claims                            62
     14.23. Dispute Resolution                              63
ARTICLE 15 MISCELLANEOUS                                    63
     15.1. Assignment                                       63
     15.2. No Press Release Without Consent                 63
     15.3. Confidentiality                                  63
     15.4. Expenses                                         64
     15.5. Severability                                     64
     15.6. Entire Agreement                                 64
     15.7. No Third Party Beneficiaries                     64
     15.8. Waiver                                           64
     15.9. Governing Law                                    64
     15.10. Counterparts                                    65
     15.11. Choice of Forum                                 65
     15.12. Further Documents                               65
     15.13. Notices                                         65
     15.14. Schedules                                       66
     15.15. Construction                                    66
     15.16. Guarantee                                       66

                 List of Schedules and Exhibits

Schedule 1(a)              Additional Sellers
Schedule 2.1(a)(ii)        Singapore Equipment
Schedule 2.1(a)(vi)        Computer Programs and Software
Schedule 2.1(a)(viii)      Sellers' Patents and Patent Applications
Schedule 2.1(a)(ix)        Trademarks, Trademark Registrations,
                           Tradenames and Servicemarks
Schedule 2.1(a)(xi)        Copyrights
Schedule 2.1(b)(xviii)     Excluded Assets
Schedule 2.4               Construction, Safety, Health and Regulatory
                           Compliance Projects
Schedule 3.2(a)            Inventory Valuation Methodologies
Schedule 3.6               Adjusted Purchase Price Allocation
                           Schedule
Schedule 4.2(c)            Bank Account(s) for Payment of Purchase
                           Price
Schedule 5.1               Sellers' Jurisdictions of Organization
Schedule 5.3(a)            Sellers' Liens
Schedule 5.3(a)(i)         Contribution Agreement
Schedule 5.3(a)(ii)        Limited Warranty Deed for the Houston
                           Facility
Schedule 5.3(a)(iii)       Limited Warranty Deed for the Fort Worth
                           Facility
Schedule 5.3(c)            Condition of Purchased Assets
Schedule 5.5               Material Business Contracts
Schedule 5.7               Litigation, Proceedings and Claims
Schedule 5.8               Employee Benefit Contracts and Plans
Schedule 5.9               Change in Control
Schedule 5.10              U.S. Labor Matters
Schedule 5.11              Sellers' and Others' Defaults
Schedule 5.12              Authorizations, Exemptions and Consents
Schedule 5.13              Sellers' Compliance with Applicable Laws
Schedule 5.15              No Changes
Schedule 5.17              Environmental, Occupational, Health and
                           Safety Matters
Schedule 5.18              Permits
Schedule 5.20(a)           Financial Statement
Schedule 5.20(b)           Financial Statement
Schedule 5.20(c)           Financial Statement
Schedule 6.3               Buyers' Authorizations, Exemptions and
                           Consents
Schedule 6.4               Buyers' Litigation, Proceedings and
                           Claims
Schedule 7.1               Employees
Schedule 7.4(b)            Foreign Retirement Benefits
Schedule 7.7               Management Employees; Change in Control
                           Employment Agreements
Schedule 10.1(a)           Non-Competition

Exhibit A                  Inventory Statement
Exhibit B                  Arbitration Procedures
Exhibit 11.4               Excerpts from Goldschmidt Purchase
                           Agreement



                       PURCHASE AGREEMENT

     PURCHASE AGREEMENT dated as of June 28, 2002 (this "Agreement"), among Crompton Corporation, a corporation organized under the laws of Delaware ("Crompton"), Crompton Specialties Pte., Ltd. and Crompton Specialties Asia Pacific Pte., Ltd., corporations organized under the laws of Singapore (collectively, "Crompton Singapore"), Crompton S.A. (Switzerland), a corporation organized under the laws of Switzerland ("Crompton S.A."), and the additional Sellers listed on Schedule 1(a) hereto (Crompton, Crompton Singapore, Crompton S.A., and the entities listed on
Schedule 1(a) hereto are referred to individually as a "Seller" and collectively as the "Sellers") and Akzo Nobel Surface Chemistry L.L.C., a limited liability company organized under the laws of Delaware ("Akzo LLC"), Akzo Nobel Surface Chemistry A.B., an entity organized under the laws of Sweden, and Akzo Nobel Surface Chemistry Pte. Ltd., an entity organized under the laws of Singapore (each referred to individually as a "Buyer" and collectively as the "Buyers"), and, for purposes of Section 15.16, Akzo Nobel Chemicals Inc., a corporation organized under the laws of Delaware ("Akzo Chemicals").

                      W I T N E S S E T H:

     WHEREAS, Crompton owns all outstanding shares of common stock, par value $0.01 per share, of Crompton Industrial
Specialties, Inc., a corporation organized under the laws of Delaware ("CIS") ("CIS Common Stock");

WHEREAS, Seller Crompton conducts the Business (as defined herein) in North America through CIS (including manufacturing facilities owned by CIS located on 15200 Almeda Road, in Houston, Texas (the "Houston Facility") and on 611 E. Northside Drive in Fort Worth, Texas (the "Fort Worth Facility")); management personnel located in Greenwich, Connecticut, and Houston, Texas; research and development personnel located in Dublin, Ohio; Itatiba, Brazil; and Meyrin, Switzerland; and direct sales personnel located in various locations; Seller Crompton Singapore conducts the Business in Singapore through manufacturing equipment located in Singapore (the "Singapore Equipment"), an office, laboratory and research and development personnel located in Singapore, and direct sales personnel located in various locations; and the remaining Sellers set forth on Schedule 1(a) own limited inventory, Intangible Rights (as defined in Section 1.1), contracts and other assets of the Business outside of the previously mentioned jurisdictions, and employ certain Employees (as defined in Section 1.1) of the Business; in addition, Crompton France S.A. conducts the Business through purchases of products from a toll manufacturer in France;

     WHEREAS, Sellers wish to sell and transfer, and Buyers wish to purchase and assume, the assets and liabilities described herein of Sellers' business of developing, manufacturing and marketing nonionic, cationic and anionic specialty surfactants for agricultural; oilfield; household, institutional and personal care; and other industrial market segments (the "Business") including such business conducted at the Houston Facility and the Fort Worth Facility; the Singapore Equipment; and all laboratory equipment used in connection with the Business located in Seller's research and development facilities in Dublin, Ohio; Itatiba, Brazil; and Meyrin, Switzerland; on the terms, and subject to the conditions and limitations, set forth herein; and

     WHEREAS, Sellers do not wish to sell and transfer, and Buyers do not wish to purchase, Sellers' research and development facilities in Houston, Texas; Dublin, Ohio; Itatiba, Brazil; and Meyrin, Switzerland, Sellers' office and laboratory in Singapore and Sellers' office in Greenwich, Connecticut;

     NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE 1

                   DEFINITIONS; INTERPRETATION

1.1. Definitions. The following terms have the following meanings when used herein:

     "Accrual Purchase Price Adjustments" has the meaning set forth in Section 3.5.

     "Adjusted Purchase Price" has the meaning set forth in
Section 3.1(a).

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. Notwithstanding the foregoing, CIS shall not be considered an Affiliate of Sellers or of Buyers.

     "Agreement" has the meaning set forth in the recitals hereof.

     "Akzo Chemicals" has the meaning set forth in the recitals hereof.

     "Akzo LLC" has the meaning set forth in the recitals hereof.

     "Ancillary Agreements" means (a) transitional services agreements for Sellers to provide certain services to Buyers and CIS in the United States, Europe, Latin America and Asia Pacific, including short-term lease arrangements for Singapore, Itatiba, Meyrin and Greenwich; (b) a supply agreement with respect to the following compounds manufactured at the Houston Facility and supplied by CIS to Sellers' Petroleum Additives Business: 1298 Soft Acid and NP 330; (c) a toll manufacturing agreement for the supply by CIS to Sellers' Polymer Additives Business of stearate products manufactured at the Houston Facility; (d) a lease agreement providing for the lease by Sellers to CIS or Buyers of research and development facilities in Dublin, Ohio; (e) a supply agreement with respect to Witconol CO-360 manufactured at the Houston Facility and supplied by CIS to Sellers OSiL Business; and (f) a supply agreement with respect to the following compounds manufactured at the Houston Facility and supplied by CIS to Sellers' Crop Protection Business: various Sponto, Witco, Witconol, Flo Mo, Morwet, Supralate and Petro Products.

     "Antitrust Laws" means any and all laws regulating trade and competition, in any jurisdiction, including the Sherman Antitrust
Act, the Clayton Act, the Robinson Patman Act, the Federal Trade
Commission Act and the Treaty of Rome.

     "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity in effect on or prior to the Closing Date (excluding any Environmental, Occupational, Health and Safety Laws) applicable to such Person or any of its Affiliates or any of their respective properties, assets or business operations.

     "Assignment and Assumption Agreements" means the Assignment and Assumption Agreements and Bills of Sale to be executed and delivered between Buyers and Sellers on the Closing Date, including an Assignment and Assumption Agreement between Akzo Nobel Surface Chemistry Pte. Ltd. and Crompton Singapore, an Assignment and Assumption Agreement between Crompton S.A. (France) and Akzo Nobel Chemicals SAS, an Assignment and Assumption between Crompton and Akzo LLC and bills of sale from other relevant Seller entities to other relevant Buyer entities for other Purchased Assets.

     "Assumed Liabilities" has the meaning set forth in Section
2.1(c).

     "Benefit Plans" has the meaning set forth in Section 5.8.

     "Business" has the meaning set forth in the recitals hereof.

     "Business Assets" means the Purchased Assets and the assets of CIS (not to include any Excluded Assets).

     "Business Contracts" has the meaning set forth in Section
2.1(a)(iv).

     "Buyer" or "Buyers" has the meaning set forth in the recitals hereof.

     "Buyer Prorations" has the meaning set forth in Section 3.4.

     "Buyers' 401(k) Plan" has the meaning set forth in Section
7.5(b).

     "Buyers' Auditors" has the meaning set forth in Section
3.2(b).

     "Buyers' Confidential Information" has the meaning set forth in Section 11.4(a)(ii).

     "Buyers' Flex Plan" has the meaning set forth in Section
7.6(d).

     "Change in Control" has the meaning set forth in Section
7.7.

     "Change in Control Employment Agreement" has the meaning set forth in Section 7.7.

     "Chinook Purchase Agreement" means the Equipment Sale and
Purchase Agreement between Chinook (Singapore) Pte. Ltd. and
Witco, dated 20 April 1998.

     "CIS" has the meaning set forth in the recitals hereof.

     "CIS Common Stock" has the meaning set forth in the recitals hereof.

     "Claims" has the meaning set forth in Section 14.21.

     "Closing" has the meaning set forth in Section 4.1.

     "Closing Date" has the meaning set forth in Section 4.1.

     "Closing Inventory Statement" has the meaning set forth in
Section 3.2(c) and 3.2(d)(iii).

     "Closing Inventory Statement Delivery Date" has the meaning set forth in Section 3.3(b).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" has the meaning set forth in
Section 11.4(a).

     "Continuing Employees" has the meaning set forth in Section
7.1.

     "Contracts" has the meaning set forth in Section 5.5.

     "Contribution Agreement" has the meaning set forth in
Section 5.3(a).

     "Covered Employees" has the meaning set forth in Section
7.6(d).

     "Crompton" has the meaning set forth in the recitals hereof.

     "Crompton 401(k) Plan" has the meaning set forth in
Section 7.5(a).

     "Crompton S.A." has the meaning set forth in the recitals hereof.

     "Crompton Singapore" has the meaning set forth in the recitals hereof.

     "Directing Party" has the meaning set forth in Section
14.12.

     "Employees" has the meaning set forth in Section 7.1.

     "Environmental, Occupational, Health and Safety Laws" shall mean all federal, state, local and foreign laws, statutes, codes, ordinances, rules, regulations, permits or orders relating to or addressing the environment, health or safety, which shall include, but not be limited to, the manufacture, distribution, use, handling or disposal of any Hazardous Substances, or occupational, workplace or worker safety and health.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Excluded Assets" has the meaning set forth in Section
2.1(b).

     "Excluded Liabilities" has the meaning set forth in Section
2.1(d).

     "Facilities" means the Houston Facility and the Fort Worth
Facility.

     "Final Termination Date" has the meaning set forth in
Section 13.1(d).

     "Fort Worth Facility" has the meaning set forth in the recitals hereof.

     "Governmental Consents" has the meaning set forth in Section
8.4(a)(ii).

     "Governmental Entity" means any international, Federal, state or local court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

     "Guaranteed Obligations" has the meaning set forth in
Section 15.16.

     "Guaranteed Party" has the meaning set forth in Section
15.16.

     "Guarantor" has the meaning set forth in Section 15.16.

     "Houston Facility" has the meaning set forth in the recitals hereof.

     "HSR Act" has the meaning set forth in Section 8.4(a)(i).

     "Indemnitee" has the meaning set forth in Section 14.20.

     "Indemnitor" has the meaning set forth in Section 14.20.

     "Intangible Rights" means patents, patent applications, trademarks, trademark applications, tradenames, service marks and copyrights.

     "Inventory" has the meaning set forth in Section 2.1(a)(i).

     "Inventory Statement" means the statement of Inventory of the Business at December 31, 2001, attached as Exhibit A hereto.

     "Liens" has the meaning set forth in Section 5.3(b).

     "Losses," as used in this Agreement except in Article 14, has the meaning set forth in Section 12.1(a). For the purposes of Article 14 only, "Losses" has the meaning set forth in Section
14.17.

     "Management Group" means Messrs. David Feuerbacher, Tom
Himmel, Chris Houston,  Peter Matey, Ryan Roark, Dennis Scheetz,
Karl Schoene, Kathy Venter, and Jeff Wiese.

     "Marks" has the meaning set forth in Section 11.2(b).

     "Other Party" has the meaning set forth in Section 14.12.

     "Permitted Liens" means (i) Liens set forth in Schedule 5.3(a), (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business that do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the Business as presently conducted, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (iii) leases, subleases and similar agreements set forth in Schedule 5.3(a), (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) any conditions that may be shown by a current, accurate survey or physical inspection of any Facilities, assets or properties, (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which a Seller has easement rights or on any property leased to a Seller and subordination or similar agreements relating thereto, if any, that do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the Business as presently conducted and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, if any, that do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the Business as presently conducted and
(vii) other Liens, imperfections of title or encumbrances, if any, that do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the Business as presently conducted.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or Governmental Entity.

     "Petroleum Additives" includes additives, fluids and greases used in or as automotive lubricants, motor oils, heavy duty diesel oils, marine lubricants, automotive transmission fluids, automotive gear oils, marine gear oils, railroad oils, industrial lubricants (including metalworking fluids, rolling oils, cutting oils, stamping oils, way lubricants, hydraulic fluids, compressor fluids and industrial gear oils) and in fuels.

     "Post-Closing Accrual Statement" has the meaning set forth in Section 3.4.

     "Post-Closing Accrual Statement Delivery Date" has the meaning set forth in Section 3.5.

     "Privilege Period" has the meaning set forth in Section
11.3(d).

     "Product Stewardship Materials" has the meaning set forth in
Section 8.5(b).

     "Promissory Note" has the meaning set forth in Section
3.1(b)(ii).

     "Proposed Inventory Statement" has the meaning set forth in
Section 3.2(a).

     "Prorated Items" has the meaning set forth in Section 3.4.

     "Purchase Price" has the meaning set forth in Section
3.1(a).

     "Purchased Assets" has the meaning set forth in Section
2.1(a).

     "Real Property" means the real property conveyed in the Purchased Assets.

     "Receivables" has the meaning set forth in Section
2.1(b)(v).

     "Referee" has the meaning set forth in Section 3.2(d)(iii).

     "Retained Inventory" means off-spec inventory described in
Schedule 3.2(a) hereto.

     "Schedules" has the meaning set forth in Section 15.14.

     "Seller" or "Sellers" has the meaning set forth in the recitals hereof.

     "Seller Material Adverse Effect" means any effect that is materially adverse to the assets, properties, business, financial condition or results of operations of the Business, taken as a whole, other than any effect relating to (a) the economy or financial markets in general or the industries in which the Sellers or CIS operate in general; (b) the entry into this Agreement or the announcement or pendency of the transactions contemplated hereby; or (c) that certain Business customer previously identified among the parties; and "material" and other similar terms shall have a correlative meaning. For purposes of determining whether any fact or circumstance involves a material adverse effect on the results of operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

     "Seller Prorations" has the meaning set forth in Section
3.4.

     "Sellers' Auditors" has the meaning set forth in Section
3.2(b).

     "Sellers' Broker" has the meaning set forth in Section 5.20.

     "Sellers' Confidential Information" has the meaning set forth in Section 11.4(a)(i).

     "Singapore Equipment" has the meaning set forth in the recitals hereof.

     "Sellers' Flex Plan" has the meaning set forth in Section
7.6(d).

     "Sellers' knowledge" (and similar phrases) shall mean actual knowledge of any of the members of the Management Group or Messrs. Robert Lucas, Thomas Mignanelli, Henry Snow, Benoit
Fraeys de Veubeke or Mark Harakal, after due inquiry by Crompton's in-house counsel of such people.

     "Straddle Period Tax Returns" has the meaning set forth in
Section 11.3(c).

     "Subsidiary" means, with respect to any Person, any other Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) of which is owned directly or indirectly by such first Person. Notwithstanding the foregoing, CIS shall not be considered a Subsidiary of Sellers or of Buyers.

     "Supplemental Environmental Reports" means environmental reports on environmental conditions at the Facilities completed on behalf of Buyers and submitted to Sellers in accordance with
Section 6.8 hereof.

     "Tax Matters" has the meaning set forth in Section 12.3.

     "Taxes" means with respect to any Person: (i) any federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, registration, transfer, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax of any kind whatsoever (including, in the United Kingdom, rates and national insurance), together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such Person, and (ii) any liability of such Person or any of its Subsidiaries for the payment of any amount of the type described in clause (i) as a result of being a member of any consolidated, combined or unitary group.

     "Technology Rights" has the meaning set forth in Section
2.1(a)(vii).

     "Title Company" has the meaning set forth in Section 2.3.

     "Title Reports" has the meaning set forth in Section 2.3.

     "Transferred Account Balances" has the meaning set forth in
Section 7.6(d).

     "Transition Period" has the meaning set forth in Section
11.7.

     "Transition Plans" has the meaning set forth in Section
11.7.

     "VAT" has the meaning set forth in Section 15.4.

     "WARN" has the meaning set forth in Section 7.8(a).

1.2. Interpretation. The headings contained in this Agreement, in any exhibit or schedule annexed hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words "included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All accounting terms not defined in this Agreement shall have the meanings determined in accordance with United States generally accepted accounting principles. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms, and references to a Person are also to its permitted successors and assigns.

                            ARTICLE 2

                        PURCHASE AND SALE

2.1.      (a)   Sale of Assets by Sellers Other Than CIS.  Upon
the terms and subject to the conditions of this Agreement, at the Closing all the Sellers shall sell, transfer, convey, assign and deliver to Buyers, and Buyers shall purchase and accept, wherever located, all right, title, and interest of such Sellers in and to all the properties, assets and rights of any kind, whether tangible or intangible, real or personal, used or held for use exclusively in the Business, as the same may exist on the Closing Date, except for the Excluded Assets and except as limited in the following paragraphs of this Section 2.1(a) or elsewhere in this Agreement, as well as the following assets owned by such Sellers (which may or may not be included within the foregoing) (collectively, the "Purchased Assets"):

(i) all of the inventory of the Business reflected on the Inventory Statement (excluding inventory disposed of or used or replaced in the ordinary course of business since the date of the Inventory Statement, but including inventory acquired since that date), including raw materials, intermediate and finished goods inventories (including related packaging inventories), whether in transit or located at one of the Facilities or at warehouses or toll manufacturers maintained by the Business for use therein (together with inventory held by CIS, the "Inventory");

(ii)      the Singapore Equipment that is set forth on Schedule
2.1(a)(ii);

(iii) (A) all sales order files, engineering order files, purchase order files, manufacturing records, advertising and promotional materials and business files (except books of account, general, financial and accounting records and other data) owned by Sellers, relating exclusively or primarily to and used exclusively or primarily in the Business (excluding those related to Sellers' operations in France); and (B) books of account, general, financial and accounting records and other data owned by Sellers relating exclusively to and used exclusively in the Business (excluding those related to Sellers' operations in France and any contained on Sellers' SAP system), provided that Sellers shall be permitted to retain copies of the materials described in (A) or (B) above, or originals to the extent they provide Buyers with copies of the same;

(iv) to the extent requisite consents have been obtained and notices given with respect thereto, all rights and interest of Sellers to or in all agreements, options, contracts, distributor agreements, sales representative agreements, leases, license agreements, instruments, purchase orders, sales orders and commitments (including outstanding bids) relating exclusively or primarily to and used exclusively or primarily in the Business (collectively, together with any agreements, options, contracts, distributor agreements, sales representative agreements, leases, license agreements, instruments, purchase orders, sales orders and commitments (including outstanding bids) held by CIS, the "Business Contracts");

(v) to the extent transferable by law, all licenses, approvals, certificates, permits, franchises or other evidence of authority issued by a Governmental Entity and held by Sellers relating exclusively to the Business;

(vi) to the extent requisite consents have been obtained, all computer programs and software (including documentation and related object and source codes), and all records thereof, that are set forth on Schedule 2.1(a)(vi);

(vii) all rights, title and interest in and to all trade secrets, unpatented inventions, protocols, know-how, product formulae, product formulations, specifications, manufacturing processes and procedures, operating parameters and conditions, notebooks, reports, products, records of inventions, test information, drawings, diagrams, designs, research and development files, operating manuals, web-site and domain names used exclusively in or related exclusively to the Business (collectively, together with all rights, title and interest in and to all trade secrets, unpatented inventions, protocols, know-how, product formulae, product formulations, specifications, manufacturing processes and procedures, operating parameters and conditions, notebooks, reports, products, records of inventions, test information, drawings, diagrams, designs, research and development files, operating manuals, web-site and domain names held by CIS, the "Technology Rights");

(viii) the non-U.S. patents, patent applications and inventions not yet filed as patent applications set forth on
Schedule 2.1(a)(viii) hereto;

(ix) the non-U.S. trademarks, trademark registrations, tradenames and servicemarks set forth on Schedule 2.1(a)(ix) hereto;

(x) all claims (1) for infringement of any patents or patent applications purchased hereunder, or other claims or choses in action relating to the misuse or misappropriation of the Technology Rights constituting Purchased Assets, to the extent such infringement, misuse or misappropriation occurred following the Closing Date or (2) for breach of warranty against any manufacturer of equipment constituting Purchased Assets to the extent of any breach of warranty occurring following the Closing;

(xi)      the registered copyrights set forth on Schedule
2.1(a)(xi) hereto;

(xii) the customer lists of the Business;

(xiii) all records of whatever nature relating to employment of Continuing Employees, to the extent in Sellers' possession and to the extent such files pertain to (1) skill and development training and resumes, (2) seniority histories, (3) salary and benefit information, (4) Occupational Safety and Health Act medical reports, (5) active medical restriction forms and (6) any other matters, provided that Sellers shall be entitled to retain copies of such records, and in each case disclosure of which by Sellers to Buyers is permitted under Applicable Law without the consent of the Continuing Employee, but not including any performance evaluations or disciplinary records; and

(xiv) all outstanding shares of CIS Common Stock and the corporate books and records of CIS.

(b) Excluded Assets. Sellers shall not sell, transfer or assign, and Buyers shall not purchase, any of the following assets of Sellers or CIS (such assets being collectively referred to as the "Excluded Assets"), and, except as otherwise provided below, to the extent any such assets are held by CIS immediately preceding the Closing, they shall be transferred or assigned by CIS to Sellers as of the Closing:

(i) all rights of Sellers arising under this Agreement and the consummation of the transactions contemplated hereby;

(ii) all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, investments, security deposits and other cash equivalents and marketable securities and petty cash;

(iii) all corporate minute books, stock records and Tax returns, sales tax exemptions and resale certificates of Sellers (but not of CIS) and such other similar corporate books and records of Sellers (but not of CIS); provided, however, that Buyers shall be entitled to obtain copies of such other records of Sellers relating to CIS and the Business Assets as Buyers may reasonably require in connection with the operation of the Business or use of the Business Assets subsequent to the Closing;

(iv) all interests in and to the corporate names of Sellers or any Affiliates of Sellers, including "Crompton," "Witco" and all variants thereof and all rights to the use of such names as trademarks, except as may be licensed as set forth in Section
11.2 hereof;

(v) all notes, receivables or other rights to payment owing to Sellers or CIS in respect of the Business as of the Closing Date, including third party receivables and intercompany and intracompany receivables owed by Sellers or CIS and their Affiliates to the Business including, except as provided in
Section 3.4(e), rights to rebates and refunds under Business Contracts (collectively, the "Receivables");

(vi) all rights to refunds in respect of Taxes that accrued for periods ending prior to the Closing;

(vii) all transfer pricing, distribution and other agreements among CIS, Sellers and their Affiliates designed to facilitate transfers of products and funds related to the Business among Crompton entities;

(viii) the land, buildings and facilities for the conduct of business at Harahan, Louisiana, and the conduct of research and development located in Meyrin, Switzerland; Itatiba, Brazil; Houston, Texas (other than at the Houston Facility); Singapore; Greenwich, Connecticut and Dublin, Ohio, and the assets of Sellers (but not of CIS) contained therein other than those set forth on Schedule 2.1(a)(ii);

(ix)      the sales offices used by the Business;

(x) all trade secrets, unpatented inventions, protocols, know-how, product formulae, product formulations, manufacturing processes and procedures, products, records of inventions, test information, drawings, diagrams, designs, research and development files and operating manuals relating to: (a) all products produced by Buyers for Sellers pursuant to the toll manufacturing agreement for the supply by CIS to Sellers' Polymer Additives Business of stearate products manufactured at the Houston Facility; (b) the Petroleum Sulfonate Replacement (PSR) project technology from Seller's Petroleum Additives Business, including all cosulfonation technology for mixed synthetic and natural feedstreams and the alkylation process for the intermediate product; and (c) the PMMA project, which is Polymethylmethacrylate (PMMA), acrylate and acrylic antistatic agents based on salts of reaction products from carboxylic acids and diamines including sulfonates of an imidazoline made from a fatty acid and ethylenediamine;

(xi) any amounts payable to Crompton pursuant to the disputes set forth on Schedule 5.7 hereof;

(xii) the SAP software and all other computer programs and software (including documentation and related object and source codes), and all records thereof used by Sellers and not listed on Schedule 2.1(a)(vi);

(xiii) insurance or other similar policies and any rights or claims thereunder;

(xiv) except as specifically provided herein, all shares or other equity interests of Sellers in any direct or indirect
Subsidiary of Crompton;

(xv) all claims or rights of action (whether inchoate or otherwise) held by the Business against CIS or Seller or any of its Affiliates;

(xvi) any leased personal computers or laptops wherever located;

(xvii) any inventory at the Houston Facility relating to the production of stearates, any OSiL inventory located in Singapore and Retained Inventory;

(xviii)   the equipment set forth on Schedule 2.1(b)(xviii);
and

(xix) any inventory that has been invoiced to Sellers or customers of Sellers prior to the Closing Date.

(c) Assumed Liabilities. On the Closing Date, upon the terms and subject to the conditions of this Agreement, Buyers shall assume the following and only the following liabilities in respect of the Business (collectively, the "Assumed
Liabilities"):

(i) all the obligations of Sellers under or in respect of Business Contracts, licenses, approvals, certificates, permits, franchises or other evidences of authority issued by a Governmental Entity, in each case, included as part of the Purchased Assets;

(ii) the obligation to honor the restricted use provisions in Section 7.8 of the Chinook Purchase Agreement on and after the Closing Date;

(iii) all claims for damages, direct or consequential, related to warranty claims for defective products of the Business
(whenever manufactured) shipped on and after the Closing Date;

(iv) all obligations under the Benefit Plans and all other liabilities which are allocated to or assumed by Buyers, any buyer Affiliate or any Employer pursuant to Article 7;

(v) all obligations and liabilities relating to or arising out of any claims made by Continuing Employees (or their dependents or beneficiaries) or labor organizations, unions or associations representing Continuing Employees (i) which are based on, arise out of, or result from, acts, facts, circumstances, events or conditions occurring on or after the Closing Date, including any such claims based upon the transactions contemplated hereby or (ii) which are based on, arise out of, or result from Buyers' selection of, efforts to engage or other treatment of Continuing Employees;

(vi) all product liability claims (including claims for injury, death or property damage) for products of the Business shipped on and after the Closing Date;

(vii) all Taxes relating to the Purchased Assets which accrue or relate to the operation of CIS, the Business or the Business Assets on and after the Closing Date other than Taxes for which Sellers are responsible under Section 15.4;

(viii) liability relating to intellectual property constituting Purchased Assets in connection with events occurring on or after the Closing Date; and

(ix) any and all liabilities, costs and obligations related to compliance with Applicable Law from and after the Closing Date related to Product Stewardship Materials.

(d) Excluded Liabilities. Buyers shall not assume and shall have no responsibility in respect of the Business other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), including the Excluded Liabilities set forth below, and to the extent any Excluded Liabilities are liabilities of CIS immediately preceding the Closing, they shall be transferred or assigned by CIS to Crompton and assumed by Crompton as of the Closing:

(i) any third party and intracompany and intercompany accounts payable of the Business and current liabilities of the Business for payroll withholding Taxes, self-insurance and accrued advertising and similar expenses that are accrued prior to the Closing Date;

(ii) except as provided in Section 2.1(c) above, any liability or obligation to third parties or claims from third parties, based on circumstances existing before Closing or the conduct of the Business on or before Closing, including the matters set forth on Schedule 5.7 and the rebates due to Monsanto Company under current or prior material supply agreements for periods prior to the Closing Date, pro rated in accordance with
Section 3.4(e);

(iii) all claims for damages, direct or consequential, related to warranty claims for defective products of the Business shipped prior to the Closing Date;

(iv) all obligations which are allocated to Sellers pursuant to Article 7;

(v) all product liability claims (including claims for injury, death or property damage) for products of the Business shipped prior to the Closing Date;

(vi) any obligations of Sellers or their Affiliates under any agreement limiting such entity's ability to compete in the Business, to the greatest extent possible under any such agreement;

(vii) all Taxes related to CIS, the Business and the Business Assets which accrue (or have accrued) or relate to the operation of CIS, the Business or the Business Assets prior to the Closing Date, other than Taxes for which Buyers are responsible under Section 15.4;

(viii) any and all liabilities, costs and obligations related to noncompliance as of the Closing Date with Applicable
Law related to Product Stewardship Materials;

(ix) any and all liabilities, costs and expenses incurred prior to Closing in connection with Retained Inventory and Sellers' obligation to remove Retained Inventory pursuant to
Section 11.5; and

(x) any and all liabilities, costs and expenses of any other kind not expressly assumed by Buyers pursuant to Section
2.1(c) or elsewhere in this Agreement.

2.2. Procedures for Purchased Assets Not Transferable. If any property or right included in the Business Assets (other than permits) (including property or rights pending assignment from Sellers to CIS) is not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of one or more third Persons, the parties shall use their reasonable best efforts to obtain such consents after the execution of this Agreement. If any of the permits included in the Business Assets are not so assignable or transferable without the consent of one or more third Persons, it shall be the parties' obligation to use their reasonable best efforts to obtain such consents or to obtain replacement permits issued in the applicable Buyer's name or in the name of CIS. Each party shall bear its own costs and expenses thereof, and neither party shall be required to spend funds in connection therewith.

     For any consent that has not been obtained prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and neither Buyers nor CIS shall assume Sellers' obligations with respect thereto (unless Buyers act as if such a transfer and assignment had occurred), but the parties shall use their reasonable best efforts to obtain such consent as soon as possible after the Closing Date or otherwise to obtain for Buyers or CIS substantially all of the practical benefit and burden of such property or rights. Each party shall bear its own costs and expenses thereof, and neither party shall be required to spend funds in connection therewith.

2.3. Title Issues. Sellers have provided to Buyers true copies of the title reports set forth on Schedule 5.3(a) (collectively, the "Title Reports") issued by First American Title Insurance Company (the "Title Company"), and related recent surveys, with respect to the Houston Facility and the Fort Worth Facility.

2.4. Construction, Safety, Health and Regulatory Compliance Projects. Schedule 2.4 sets forth a list of certain construction, safety, health and regulatory compliance projects currently ongoing or contemplated for the Business from the Closing Date through 2003 (none of which have been completed on the date hereof) at any of the Facilities. Buyers acknowledge that CIS has previously agreed to pay, perform, and assume responsibility for completing such projects and all related matters pursuant to the Contribution Agreement. Sellers make no representation or warranty of any nature whatsoever pursuant to this Agreement regarding such projects.

2.5. Customer Remittances. Buyers agree that, following the Closing Date, they will forward promptly to Sellers any correspondence or messages and any monies, checks or other consideration received by them or by CIS relating to Receivables of the Business for periods prior to the Closing Date. Sellers agree that, from and after the Closing Date, they will forward promptly to Buyers any monies, checks or other instruments received by them in respect of trade receivables of the Business for periods from and after the Closing Date. Payments remitted shall be applied (regardless of which party is the actual recipient) on a specific identification basis where such payment identifies an invoice number, and, where it does not, inquiry will be made of the payor and the payment shall be applied as directed by the payor.

                           ARTICLE 3


               PURCHASE PRICE; CLOSING STATEMENT;
                ADJUSTMENTS; CONSISTENT TREATMENT

3.1.      Purchase Price.

(a) The total purchase price for the Business shall be $95,000,000 (ninety-five million dollars) (the "Purchase Price"), subject to adjustment after Closing as provided in Sections 3.3 and 3.5 (as so adjusted, the "Adjusted Purchase Price").

(b) The Purchase Price shall be paid as follows:

(i) $80 million by wire transfer in immediately available funds at Closing, and

(ii)      $15 million pursuant to the promissory note of Akzo
LLC, due on February 1, 2003 (the "Promissory Note").

3.2. Closing Statement. (a) On the day immediately preceding the Closing Date, Sellers (i) shall conduct a physical count of the Inventory located at the Facilities, (ii) shall either conduct a physical count or obtain confirmations of all Inventory that is located at warehouses or toll manufacturers and
(iii) shall support ownership (through bills of lading or otherwise) of all Inventory that is then currently in transit. Buyers and their representatives will be given the opportunity to observe all activities in respect of any physical counts. Not later than 90 days after the Closing Date, Sellers shall deliver to Buyers a statement of the Inventory of the Business (the "Proposed Inventory Statement") as of the Closing Date.
Inventory will be valued on the Proposed Inventory Statement in accordance with Sellers' valuation methodologies as set forth on
Schedule 3.2(a) hereto.

(b) The Proposed Inventory Statement shall be accompanied by a report of KPMG LLP, Sellers' independent accountants ("Sellers' Auditors"), to the effect that the Proposed Inventory Statement and any related notes thereto were prepared in accordance with the valuation methodologies set forth on Schedule 3.2(a). Following issuance of the Proposed Inventory Statement, Sellers' Auditors shall permit Buyers' independent accountants ("Buyers' Auditors") to review, at their request, the report of Sellers' Auditors, including all work papers, schedules and calculations related thereto (subject to customary documentation in connection therewith).

(c) If Buyers do not notify Sellers in accordance with subsection (d)(i) below of any dispute regarding the Proposed Inventory Statement, the Proposed Inventory Statement shall become the "Closing Inventory Statement" for all purposes hereof.

(d) In the event Buyers have any dispute with regard to the Proposed Inventory Statement or any item included therein, such dispute shall be resolved in the following manner:

(i) Buyers shall notify Sellers in writing within 45 days after Buyers' receipt of the Proposed Inventory Statement, which notice shall specify in reasonable detail the nature of the dispute;

(ii) during the 30-day period following Sellers' receipt of such notice, Sellers and Buyers shall attempt to resolve such dispute; and

(iii) if, at the end of the 30-day period specified in subsection (ii) above, Sellers and Buyers shall have failed to reach a written accord with respect to such dispute, the undisputed portion shall be paid immediately as provided in
Section 3.3(b) and the disputed portion shall be arbitrated by the New York, New York office of PricewaterhouseCoopers, LLP, or such other mutually agreed upon nationally recognized accounting firm located in New York, New York (the "Referee"), in accordance with the arbitration procedures set forth on Exhibit B hereto. The Proposed Inventory Statement, as modified by any adjustments determined to be appropriate by the Referee, shall then be the "Closing Inventory Statement." The decision of the Referee in accordance with the provisions hereof shall be final and binding, and there shall be no right of appeal therefrom. Each party shall bear its own fees and expenses (including attorneys' fees and expenses) in the arbitration, and each party shall pay one-half the fees and expenses of the Referee.

(e) From the Closing Date until the final determination of the Closing Inventory Statement, each party will grant to the other and its respective representatives reasonable access during usual business hours to agents and employees of such party and to the books, records and files of the Business in its possession to enable such party to review and otherwise satisfy itself as to the accuracy of the Closing Inventory Statement and the preparation thereof.

3.3. Post-Closing Purchase Price Adjustment. (a) The amount of the Purchase Price shall be adjusted following the Closing Date as follows: (i) the Purchase Price shall be increased by the amount, if any, by which the value of the Inventory reflected on the Closing Inventory Statement is greater than the value of the Inventory as reflected on the Inventory Statement, and (ii) the Purchase Price shall be decreased by an amount, if any, by which the value of the Inventory as reflected on the Closing Inventory Statement is less than the value of the Inventory as reflected on the Inventory Statement. The parties agree that, notwithstanding anything to the contrary set forth herein, no adjustments shall be made to the Purchase Price as a result of the Assumed Liabilities, the amount, value or quality of property, plant and equipment located at any of the Facilities or any changes in the values of the Assumed Liabilities or such property, plant and equipment prior to the Closing.

(b) If the adjustment required by this Section 3.3 results in a net increase in the Purchase Price, Buyers shall pay to Sellers, or, at Sellers' direction, shall pay to designated subsidiaries of Sellers, by electronic bank transfer of immediately available funds, an amount equal to such net increase within ten days after such final determination and delivery of the Closing Inventory Statement (or agreement as to any undisputed portion of such adjustment) (such date of final determination and delivery of the Closing Inventory Statement, or agreement as to any undisputed portion of such adjustment, the "Closing Inventory Statement Delivery Date"). If the adjustments required by this Section 3.3 result in a net decrease in the Purchase Price, Sellers shall pay to Buyers, by electronic bank transfer of immediately available funds, an amount equal to such net decrease within ten days after the Closing Inventory Statement Delivery Date. All amounts due and payable under this
Section 3.3 shall be paid with interest thereon accruing from 100 days after the Closing Date to the date of payment at the Citibank, N.A. prime rate in effect on the business day immediately prior to the due date of the payment.

3.4. Post-Closing Accrual Statement. No later than 90 days after the Closing Date, Sellers shall prepare and deliver to Buyers a statement (a "Post-Closing Accrual Statement") prorating all the items listed in this Section 3.4 ("Prorated Items") through and including the day immediately prior to the Closing Date. Buyers shall provide Sellers full access to books and records for such purpose. Sellers shall be liable to the extent the Prorated Items relate to the time period prior to the Closing Date ("Seller Prorations") and Buyers or CIS shall be liable to the extent Prorated Items relate to periods from and subsequent to the Closing Date ("Buyer Prorations"). Unless otherwise indicated herein, all prorations will be based upon the ratio of the number of days in the applicable period preceding the Closing Date to the number of days in the applicable period. The Prorated Items are as follows:

(a) all real estate, personal property and ad valorem Taxes relating to the Business Assets, which relate to a period that begins before and ends on or after the Closing Date (excluding transfer and other Taxes, duties and costs referred to in Section 15.4). In connection with such proration of such Taxes, in the event that actual Tax figures are not available at the time of delivery of the Post-Closing Accrual Statement, such Taxes to be prorated shall be based upon the actual Taxes for the preceding year for which actual Tax amounts are available and such Taxes shall be reprorated upon request of either party made within 60 days of the date that the actual amounts become available; provided that the actual amount is at least 5% more or 5% less than the amount on which the original proration was based, and appropriate payment shall be made within 30 days after such reproration; amounts calculated pursuant to this clause (a) that are Buyer Prorations shall be treated as Taxes accrued on or after the Closing Date, and amounts that are Seller Prorations shall be treated as Taxes accrued before the Closing Date;

(b) rents, Taxes and other similar items payable or paid by Sellers or CIS which relate to a period that begins before and ends on or after the Closing Date under any Business Contract;

(c) the amount of any annuities, registration fees, issuance fees and selected costs for the preparation, filing, prosecution, issuance and maintenance or renewal of or with respect to any patents, licenses or trademark registrations which are held by CIS as of the Closing or are being assigned or transferred to Buyers hereunder which relate to a period that begins before and ends on or after the Closing Date;

(d) the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel relating to the Business Assets which relate to a period that begins before and ends on or after the Closing Date;

(e) rebates and other discounts payable or to be credited to, and refunds and overpayments receivable from or to be repaid by, customers or any third parties under any Business Contracts which relate to a period that begins before and ends on or after the Closing Date; provided, however, that, in the case of supply or customer contracts, such items shall be prorated on the basis of the ratio of the total sales under such contracts prior to the Closing Date during the applicable period to the total sales under such Contract during the applicable period, regardless of whether such rebates are based upon volume tiers, minimum purchase requirements or any other mechanism that applies rebates, etc. unevenly to product purchases during the applicable period. Such amounts to be prorated shall be based upon Seller's good faith estimate and shall be reprorated upon request of either party made within 60 days of the date that the actual amounts become available; and

(f) Employee payroll and associated payroll Taxes for any payroll period that begins before and ends on or after the Closing Date.

     In addition to the Prorated Items, the Post-Closing Accrual Statement shall also reflect any payments made by Sellers or CIS prior to the Closing with respect to any Prorated Items. Sellers agree to furnish Buyers with such documents and other records as Buyers may reasonably request in order to confirm all adjustment and proration calculations reflected on the Post-Closing Accrual Statement.

     In the event Buyers have any dispute with regard to the Post-Closing Accrual Statement, such dispute shall be resolved in the following manner:

(i) Buyers shall notify Sellers in writing within 30 days after Buyers' receipt of the Post-Closing Accrual Statement, which notice shall specify in reasonable detail the nature of the dispute;

(ii) during the 30-day period following Sellers' receipt of such notice, Sellers and Buyers shall attempt to resolve such dispute; and

(iii) if, at the end of the 30-day period specified in subsection (ii) above, Sellers and Buyers shall have failed to reach a written accord with respect to such dispute, the undisputed portion shall be paid immediately as provided in
Section 3.5 and the disputed portion shall be arbitrated by the Referee in accordance with the arbitration procedures set forth on Exhibit B hereto. The decision of the Referee in accordance with the provisions hereof shall be final and binding, and there shall be no right of appeal therefrom. Each party shall bear its own fees and expenses (including attorneys' fees and expenses) in the arbitration, and each party shall pay one-half the fees and expenses of the Referee.

3.5. Accrual Purchase Price Adjustments. After the Closing Date and in addition to any adjustments required pursuant to
Section 3.3, the Purchase Price shall be increased by the amount, if any, by which Buyer Prorations had been paid by Sellers or CIS prior to Closing and decreased by the amount, if any, by which Seller Prorations had been paid by Buyer or CIS after the Closing (collectively, "Accrual Purchase Price Adjustments"). All
Accrual Purchase Price Adjustments shall be reflected on the Post-Closing Accrual Statement. If the Accrual Purchase Price Adjustment results in a net increase in the Purchase Price, Buyers shall pay to Sellers, or, at Sellers' direction, shall pay to designated Subsidiaries of Sellers, by electronic bank transfer in immediately available funds, an amount equal to such net increase within ten days after the delivery of the Post-Closing Accrual Statement (such date of delivery of the Post-Closing Accrual Statement, the "Post-Closing Accrual Statement Delivery Date"). If the Accrual Purchase Price Adjustment results in a net decrease in the Purchase Price, Sellers shall pay to Buyers (or, if directed by Buyers, to CIS), by electronic bank transfer in immediately available funds, an amount equal to such net decrease within ten days after the Post-Closing Accrual Statement Delivery Date. Final payments with respect to prorations contemplated by this Section 3.5 which are not able to be calculated on or before the 90th day after the Closing Date shall be paid by Buyers or Sellers, as the case may be, within ten business days after confirmation thereof. All amounts due and payable under this Section 3.5 shall be paid with interest thereon accruing from 100 days after the Closing Date to the date of payment at the Citibank, N.A. prime rate in effect on the business day immediately prior to the due date of the payment.

3.6.      Consistent Treatment.  The parties hereto agree to
(a) allocate the Adjusted Purchase Price in accordance with
section 1060 of the Code and the allocation schedule attached as
Schedule 3.6 hereto, (b) treat and report the transactions contemplated by this Agreement in all respects consistent with
Schedule 3.6 for purposes of any Taxes, and (c) not take any action inconsistent with such obligations.

3.7. Currency Exchange Rates. For purposes of any statements and adjustments made pursuant to Section 3.3, all amounts will be paid in U.S. Dollars and delivered in the United States unless otherwise agreed and, if applicable, calculated for the Inventory Statement and the Closing Inventory Statement pursuant to the currency exchange rates in effect on December 31, 2001 and the Closing Date, respectively. For purposes of any statements and adjustments made pursuant to Sections 3.4 and 3.5, all amounts will be paid in U.S. Dollars and delivered in the United States unless otherwise agreed and, if applicable, calculated pursuant to the currency exchange rates in effect on the Closing Date.

3.8. Offset of Adjustments Against Purchase Price. In the event any amounts in respect of the Closing Inventory Statement or the Post-Closing Accrual Statement that have been finally determined pursuant to the adjustment mechanisms set forth in
Section 3.2 or Section 3.4, respectively, as owing from Sellers to Buyers have not been paid at the time final payment is made on the Promissory Note, such amounts (including any interest due thereon as provided in Section 3.3 or Section 3.5, as applicable) shall be offset against the principal amount of the Promissory Note and the principal amount of the Promissory Note shall be reduced accordingly.

                            ARTICLE 4

                             CLOSING

4.1. Closing Date. The Closing (the "Closing") shall occur on June 28, 2002, and shall be deemed effective at 12:01 a.m., New York City time, on June 28, 2002 (or, if not done by June 28, 2002, on the last business day of the month in which all conditions in Article 9 are satisfied or waived), or at such other time or date as Sellers and Buyers may agree (such date of the Closing being referred to as the "Closing Date"). The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz in New York City, New York, and a pre-closing of the transactions contemplated hereby shall, subject to Article 9, take place at 10:00 a.m. on the business day immediately prior to the Closing Date at the same location.

4.2. Transactions at Closing. At the Closing, and on the basis of the representations, warranties, covenants and agreements made herein and in the exhibits hereto and in the certificates and other instruments delivered pursuant hereto, and subject to the terms and conditions hereof:

(a)      Transfer of Excluded Assets and Excluded Liabilities
Held by CIS. CIS shall transfer and convey to Crompton and Crompton will accept and assume any Excluded Assets or Excluded
Liabilities held by CIS.

(b) Transfer of Purchased Assets. Upon receipt of Buyer's wire transfer in the amount of $80 million and the Promissory Note signed by Akzo LLC and Guarantor, by documents in form and substance reasonably satisfactory to counsel for Buyer, Sellers shall (i) transfer and convey or cause to be transferred and conveyed to Buyers (A) all the Purchased Assets and (B) a certificate representing the CIS Common Stock being purchased by Buyer pursuant hereto, with any required stock transfer stamps affixed, duly endorsed for transfer or with stock powers duly executed in blank attached, in good form for delivery, (ii) deliver or cause to be delivered to Buyers the Assignment and Assumption Agreements, all Ancillary Agreements, the conveyance documents relating to Intangible Rights, deeds, and such other good and sufficient instruments of transfer and conveyance as shall be necessary to vest in Buyers title to all the Purchased Assets, all fully executed by Sellers and (iii) deliver the certificates, opinions and other documents required by Article 9.2.

(c) Payment of Purchase Price and Assumption of Assumed Liabilities. In consideration for the transfer of the Purchased Assets, Buyers shall pay to Sellers $80 million or, at Sellers' direction, shall pay to designated subsidiaries of Sellers any portion of such amount, by electronic bank transfer in immediately available funds directly to the account(s) set forth on Schedule 4.2(c) hereof and shall deliver to Sellers the Promissory Note signed by Akzo LLC and Guarantor, and the Assignment and Assumption Agreements fully executed by Buyers, and all Ancillary Agreements, fully executed by Buyers or CIS, as the case may be. For purposes hereof, the Purchase Price shall be paid in U.S. Dollars. In addition, Buyers shall deliver to Sellers the certificates and other documents required by Article 9.1.

                            ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF SELLERS

     Crompton, on behalf of all Sellers, represents and warrants to Buyers as follows:

5.1. Organization. Each Seller and CIS is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization set forth on Schedule 5.1 hereof, and is duly qualified to transact business as a foreign corporation in all jurisdictions necessary to enable such Seller or CIS to conduct the Business, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operation of Sellers or CIS or to delay or impair Sellers' or CIS' ability to consummate the transactions contemplated hereby or to perform their obligations under the Ancillary Agreements. Each Seller and CIS has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2. Due Authorization. Each Seller and CIS has full corporate power and authority to execute, deliver and perform this Agreement and such Ancillary Agreements to which it is a party, and the execution and delivery of this Agreement and the Ancillary Agreements and the performance of all applicable obligations hereunder and thereunder have been duly authorized by such Seller and CIS. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers and CIS is not prohibited or limited by, and will not result in the breach of or a default under: (a) any provision of the governing documents or By-Laws of Sellers or CIS, (b) (assuming that requisite consents and approvals have been obtained) any material Business Contract or any other material agreement or instrument binding on any Seller or CIS, or (c) any applicable order, writ, injunction, decree or law of any Governmental Entity. This Agreement and the Ancillary Agreements have been duly executed and delivered by each Seller party thereto and CIS and, assuming execution and delivery by the other parties thereto, constitute, or, in the case of the Ancillary Agreements and other documents to be executed and delivered on the Closing Date, will constitute, the legal, valid and binding obligation of each Seller party thereto and CIS, enforceable against such party in accordance with their respective terms, except as enforcement may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

5.3.      Sufficiency, Condition and Location of and Title to
Purchased Assets.

(a)  Pursuant to the Contribution Agreement dated May 1,
2002, a copy of which is attached as Schedule 5.3(a)(i) (the "Contribution Agreement"), Crompton has conveyed to CIS the Business Assets described in the Contribution Agreement. Pursuant to limited warranty deeds with covenants against grantor's acts dated June 17, 2002, copies of which are attached as Schedule 5.3(a)(ii) and Schedule 5.3(a)(iii), Crompton has conveyed fee simple title, subject to Permitted Liens, to the Houston Facility and the Fort Worth Facility to CIS.

(b) Sellers have the right to sell, assign, transfer and convey the Purchased Assets, and upon consummation of the transactions contemplated by this Agreement Sellers will have transferred to Buyers or CIS will hold, good and valid title to, or valid leasehold interests in, or valid rights to use all the Business Assets, in all material respects in each case free and clear of all liens, mortgages, pledges, security interests or encumbrances of every kind ("Liens"), except Permitted Liens, and subject to obtaining any authorizations, exemptions and consents listed on Schedule 5.12.

(c) The Business Assets constitute and will constitute at the Closing assets (other than the Excluded Assets) sufficient in all material respects to conduct the Business as conducted as of the date hereof. Except as set forth on Schedule 5.3(c), the plants, buildings, structures and equipment included in the Business Assets and currently used in the Business are in operating condition and repair satisfactory to conduct the Business as conducted as of the date hereof, ordinary wear and tear excepted, in all material respects.

(d) All Business Assets which constitute machinery and equipment (except for laboratory equipment and office equipment located in Sellers' research and development facilities in Dublin, Ohio; Itatiba, Brazil; and Meyrin, Switzerland; and the
Singapore Equipment) are located upon premises as to which rights are included in the Business Assets.

5.4. Title to CIS Common Stock. Crompton has good, legal and valid title to the CIS Common Stock, free and clear of all Liens. No Person other than Sellers has any contractual power or right, whether or not shared with any other Person, to dispose of or direct the disposition of the CIS Common Stock or to vote or direct the voting of the CIS Common Stock.

5.5.      Certain Contracts.   Schedule 5.5 contains a complete
and accurate list of all contracts of the following types relating to the Business and to which any of the Sellers or CIS is a party or by which any one or more of them are bound as of the date hereof (collectively, the "Contracts"):

(a) all material written contracts with any customer, toll manufacturer, consignee, consignor, distributor, manufacturer, broker, franchisor, franchisee, dealer, sales representative, consultant, agent or management entity, including distribution agreements, manufacturer representative agreements, management agreements, agency agreements and bonus agreements;

(b) all material written contracts relating to any joint venture, licensing arrangement, partnership or sharing of profits or losses with any Person or permitting any Person to utilize any material technology, know-how or proprietary information of the Business;

(c) all material written contracts that contain an obligation of confidentiality with respect to any information furnished to a third party or received from a third party and relating to the Business;

(d) all written personal property leases which involve or are reasonably expected to involve expenditures in excess of $50,000 during any fiscal year of the Business, and all real property leases related thereto;

(e)       all material written contracts licensing any Intangible
Rights included in the Purchased Assets;

(f) all written purchase orders and written contracts for the purchase of materials, products or supplies that relate to the Business and that are for a term of more than 12 months or that involve or are reasonably expected to involve aggregate payments of more than $100,000 during any fiscal year or that were entered into other than in the ordinary course of the Business;

(g) all written contracts for construction or for the purchase of real estate, improvements, equipment, machinery and other items which constitute capital expenditures or which involve or are reasonably expected to involve expenditures in excess of $50,000 during any fiscal year of the Business;

(h) all material written agreements with any other division of Crompton or any Affiliate thereof (other than those agreements described in Section 2.1(b)(vii) hereof);

(i) all material written agreements with any third parties, or pursuant to any consortiums, for the testing of products manufactured by the Business;

(j) all other written Business Contracts that involve or may involve the payment or receipt by a Seller or CIS (whether in payment of debt, as a result of a guarantee or indemnification, for goods or services or otherwise) in excess of $50,000 over the term thereof or which are not cancelable by a Seller or CIS on less than 30 days' notice without any penalty or other financial obligation; and

(k) all oral contracts that involve or are reasonably expected to involve the payment or receipt by a Seller or CIS in excess of $100,000 over the term thereof.

Except as otherwise set forth on Schedule 5.5, true and correct copies of all Contracts listed on Schedule 5.5, together with all amendments, waivers or changes in respect thereof, have been made available to Buyers. Buyers further acknowledge and agree that, without prejudice to Article 2, certain of the Contracts disclosed thereon are not Business Contracts, and that such Contracts will not be assigned to or assumed by Buyers or CIS, provided, however, that if Buyers so request, Sellers will, at Seller's discretion, either assign any such contract to Buyers or CIS (as Buyers direct) in part (and in such event the part so assigned shall be deemed a Business Contract), or appropriate introductions shall be made to the contracting parties thereunder to enable Buyers, at Buyers' option, to enter into appropriate commercial relationships with respect thereto.

5.6. Intangible Rights. All patents, patent applications, trademarks, trademark registrations, trade names, servicemarks, copyright registrations and licenses and other rights related thereto which are owned or used in the Business are set forth on Schedules 2.1(a)(viii), (ix) and (xi). The Intangible Rights included in the Business Assets are all of the Intangible Rights exclusively used in or related to the Business, and no additional Intangible Rights are necessary to conduct the Business in all material respects in the same manner as conducted by Sellers prior to the Closing. Except as set forth on the aforementioned schedule, as of the date hereof (i) there are no material claims outstanding or, to Sellers' knowledge, threatened, for patent infringement, (ii) none of the patents, trademarks, service marks, tradenames or copyrights included in the Business Assets are being infringed upon by any other party, (iii) none of such rights is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation and (iv) none of the trademarks, service marks, tradenames or copyrights included in the Business Assets infringe upon any valid trademarks, service marks, tradenames or copyrights of others.

5.7.      Litigation.   Schedule 5.7 is a list and brief
description, as of the date of this Agreement, of all material litigation, proceedings and claims by or against any Seller or CIS pending or, to Sellers' knowledge, threatened against any Seller, in each case relating to the Business, or against CIS.

5.8.      Employee Benefit Plans.   (a)  Schedule 5.8 is a list
of all employment contracts, material employee benefit plans and other material employee arrangements (including "plans" within the meaning of Section 3(3) of ERISA and collective bargaining, works council, stock purchase, stock option, employment, compensation, deferred compensation, pension, retirement, severance, termination, separation, vacation, sickness, insurance, welfare and bonus plans and agreements) under which Sellers, with respect to any employee of any of them who works or is employed in connection with the Business or with respect to any former employee of the Business who is subject to a collective bargaining agreement, or CIS has any obligation as of the date hereof (the "Benefit Plans"). Sellers have made available to Buyers copies of instruments evidencing all of the Benefit Plans.

(b) Sellers have made all material contributions and all material payments required to be contributed or paid with respect to any Benefit Plans that are retirement benefits plans and with respect to government-mandated plans, in each case that are applicable to Employees employed outside of the U.S.

5.9. Change in Control. Except as disclosed in Schedule 5.9 or as otherwise provided herein, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Business, (ii) increase any benefits under any Benefit Plan or
(iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

5.10. U.S. Labor Matters. As of the date hereof, except as set forth on Schedule 5.10, in the United States:

(a) Neither Sellers nor CIS are party to any labor or collective bargaining agreement with respect to the Business, and no employees of the Business are represented by any labor organization. With respect to the Business, within the three years prior to the date hereof, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to Sellers' knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the two years prior to the date hereof, to Sellers' knowledge, there have been no significant organizing activities involving the Business with respect to any group of employees of the Business;

(b)       except as would not have a Seller Material Adverse
Effect, there are no organized strikes, work stoppages, slowdowns or lockouts pending or, to Sellers' knowledge, threatened in writing against or involving the Business;

(c) except as set forth on Schedules 5.7 and 5.10, there are no material complaints, charges or claims against Sellers or CIS pending or, to Sellers' knowledge, threatened to be brought or filed with any governmental authority, arbitrator or court against any Seller or CIS based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual who is or was employed in the Business as of the date hereof;

(d) Sellers and CIS are in substantial compliance with Applicable Law relating to the employment of labor, including Applicable Law relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers compensation and the collection and payment of withholding and/or social security taxes and any similar tax; and

(e) there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Business within the six (6) months prior to Closing.

5.11. Default. Except as set forth on Schedule 5.11, none of the Sellers or CIS, and to Sellers' knowledge, no other party to any Business Contract is in material default under any provisions thereof, and no condition or set of facts exists which, with notice, lapse of time or both would constitute a material default thereunder on the part of the Seller party thereto or CIS or, to Sellers' knowledge, on the part of any other party thereto. To Sellers' knowledge, all Business Contracts are valid and binding in all material respects.

5.12.          Consents.   Except as set forth on Schedule 5.12
and subject to the terms of Sections 2.2, no notice to, filing with, authorization of, exemption by, or consent of, any Person or Governmental Entity is required for Sellers to consummate the transactions contemplated hereby.

5.13. Compliance with Applicable Laws. (a) Except as set forth in Schedule 5.13, the Business is in substantial compliance with Applicable Law. Items are listed on Schedule
5.13 for disclosure purposes only, and the listing of an item on
Schedule 5.13 does not constitute an admission by any party that the matter disclosed constitutes a violation of Applicable Law or a permit.

(b) CIS has at all times prior to the Closing Date conducted all its activities in full compliance with the Antitrust Laws.

5.14. Management Compensation. No member of the Management Group has received or been offered a bonus, or any similar type of compensation, that is in any manner contingent upon the consummation or performance of the transactions contemplated in this Agreement.

5.15. No Changes. Since December 31, 2001 through the date hereof, Sellers and CIS have conducted the Business only in the ordinary course of business except as set forth on Schedule
5.15 hereto and as set forth in the Contribution Agreement. Without limiting the generality of the foregoing sentence, since December 31, 2001 through the date hereof, there has not been:

(a) any Material Adverse Change in the financial condition of the Business or assets of the Business, except for changes in the ordinary course of business consistent with past practice;

(b) any casualty, damage, destruction, or loss, whether or not covered by insurance, materially adversely affecting the Purchased Assets or the Business, or any accidents in which any employees or other persons have been killed or seriously injured;

(c) any failure to maintain the Business Assets in the ordinary course or to make the planned capital expenditures with respect to the Business, including in respect of the construction, safety, health and regulatory compliance projects set forth on Schedule 2.4 in a timely and workmanlike manner;

(d) any increase or decrease in the compensation, including salary, bonuses, special compensation, severance or termination pay payable to any employee or any increase in any benefit plan obligations, other than normal merit increases in the ordinary course of business consistent with past practice;

(e) any cancellation or waiver of any material right relating to the operation of the Business;

(f) any sale, transfer, lease or other disposition of any Business Asset, except in the ordinary course of business consistent with past practice; or

(g) any agreement or commitment to take or do any of the actions described in subsections (a) through (f) above, other than the Contribution Agreement.

5.16. Real Property. None of the Sellers or CIS have received written notice within the two years prior to the date hereof of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to have a material adverse effect on the use or operation of the Real Property, nor have any of the Sellers or CIS received written notice prior to the date hereof of any special assessment proceedings that would have a material adverse effect on the Real Property. There is not pending as of the date hereof and Sellers and CIS have not received written notice prior to the date hereof, of any eminent domain proceeding.

5.17.          Environmental, Occupational, Health and Safety
Matters.  Except as set forth on Schedule 5.17:

(a) all operations and all facilities of Sellers related to or used in the conduct of the Business and all operations and all facilities of CIS are in material compliance with all applicable
Environmental, Occupational, Health and Safety Laws;

(b) none of the Sellers or CIS is aware of or has received written notice within the two years prior to the date hereof of any past, present or future events, conditions, circumstances, activities, arrangements, practices, incidents, actions or plans which may interfere with or prevent material compliance or continued compliance with the Environmental, Occupational, Health and Safety Laws or which may give rise to any material occupational, safety or health related statutory, common law or other legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study, inquiry, investigation, notice or demand or notice of violation based on or related to the conduct of the Business or the operations of CIS; and

(c) as of the date hereof, there is no material civil, criminal or administrative claim, action, proceeding, hearing, study, inquiry, investigation or notice of violation pending or, to Sellers' knowledge, threatened against or relating to any Sellers' conduct of the Business or CIS with respect to Environmental, Occupational, Health and Safety Laws.

     Items are listed on Schedule 5.17 for disclosure purposes only, and the listing of an item on Schedule 5.17 does not constitute an admission by any party that the matter disclosed constitutes a violation of Applicable Law or a permit.

5.18.   Permits.  Except as set forth on Schedule 5.18,
(a) the Sellers and CIS possess all material permits, including permits pursuant to Environmental, Occupational, Health and Safety Laws, necessary for the operation of the Business as currently operated; and (b) all such permits are in full force and effect, the Sellers and CIS are not in violation of any such permit and no proceedings for the suspension or cancellation of any permits are pending or threatened in writing. Items are listed on Schedule 5.18 for disclosure purposes only, and the listing of an item on Schedule 5.18 does not constitute an admission by any party that the matter disclosed constitutes a violation of Applicable Law or a permit.

5.19. Tax Matters. (a) Sellers and CIS have timely filed or will timely file all Tax returns and have timely paid or will timely pay all Taxes which are required to be filed and paid before Closing and have paid or will pay all Taxes associated with the conduct of the Business before the Closing.

(b) Other than those arising in the ordinary course of business, there are no current or anticipated disputes or claims concerning any Taxes related to the Business, the Business Assets or CIS.

(c) There are no liens for Taxes, except for Taxes not yet due and payable, on the Business or any of the Business Assets.

(d) Crompton is not a person other than a U.S. Person within the meaning of the Code.

5.20. Financial Statements. The financial statement included in Schedule 5.20(a) has been prepared in all material respects on a consistent basis for all periods presented in accordance with Crompton's internal reporting policies and practices in effect at each respective time period. The financial statement included in Schedule 5.20(b) fairly presents in all material respects the results of operation of the Business for the periods indicated. The financial statement included in
Schedule 5.20(c) fairly presents in all material respects the book value of the assets of the Business at December 31, 2001.

5.21. Inventory Statement. The Inventory Statement was prepared in accordance with Sellers' valuation methodologies as set forth on Schedule 3.2(a) hereto.

5.22.      No Broker.  Except for Merrill Lynch & Co.
("Sellers' Broker"), none of the Sellers have engaged any broker or other person who would be entitled to any brokerage fee or commission in respect of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Sellers shall be solely responsible for any brokerage fee or other commission due to Sellers' Broker.

5.23.      Limitations on Representations and Warranties.
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 5, NONE OF THE SELLERS IS MAKING ANY REPRESENTATION OR WARRANTY AS TO THE PURCHASED ASSETS OR THE BUSINESS (INCLUDING PURSUANT OR RELATING TO THE INFORMATION MEMORANDUM OR OTHER DUE DILIGENCE DOCUMENT OR FORECAST RELATING THERETO). ANY WARRANTY OR OTHER RIGHTS WHICH MAY BE IMPLIED BY LAW OR OTHERWISE IN ANY JURISDICTION IS HEREBY EXCLUDED OR, IF INCAPABLE OF EXCLUSION, IRREVOCABLY WAIVED AND BUYERS AGREE THAT THEY AND THEIR AFFILIATES SHALL BRING NO ACTION IN CONNECTION THEREWITH.

                            ARTICLE 6

            REPRESENTATIONS AND WARRANTIES OF BUYERS

     Akzo LLC, on behalf of Buyers, represents and warrants to each Seller as follows:

6.1. Organization. Each Buyer is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to transact business as a foreign corporation in all jurisdictions, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the assets, business, financial condition or results of operation of Buyers or to delay or impair Buyers' ability to consummate the transactions contemplated hereby or to perform its obligations under the Ancillary Agreements. Each Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2. Due Authorization. Each Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, and the execution and delivery of this Agreement and the Ancillary Agreements and the performance of all obligations hereunder and thereunder have been duly authorized by Buyers. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyers are not prohibited or limited by, and will not result in the breach of or a default under: (a) any provision of the Certificate of Incorporation or By-Laws (or equivalent constitutive documents) of Buyers, (b) any material agreement or instrument binding on Buyers or (c) any applicable order, writ, injunction, decree or law of any Governmental Entity. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyers and constitute, or, in the case of the Ancillary Agreements to be executed and delivered on the Closing Date, will constitute, the legal, valid and binding obligation of each Buyer, enforceable against such party in accordance with their respective terms, except as enforcement may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

6.3. Consents. Except as shown on Schedule 6.3, no notice to, filing with, authorization of, exemption by, or consent of, any Person or Governmental Entity is required for Buyers to consummate the transactions contemplated hereby.

6.4. Litigation. Except as disclosed in Schedule 6.4, there is no litigation, proceeding or claim pending or, to Buyers' knowledge, threatened relating to or affecting Buyers' ability to purchase or operate the Business, or assume the Assumed
Liabilities.

6.5.      No Contemplated Sales.  None of the Buyers or any
Affiliates or representatives thereof have any agreements as of the date hereof relating to the sale or other disposition of all or substantially all of the Business Assets following the Closing.

6.6. No Broker. Buyers have not engaged any broker or any other Person who would be entitled to any brokerage fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.7. Availability of Funds. Buyers have immediately available cash, or existing borrowing facilities or commitments which, together with available cash, are sufficient to enable them to consummate the transactions contemplated by this Agreement.

6.8. Environmental Reports. Buyers have delivered to Seller all of the Supplemental Environmental Reports providing the results of Buyers' environmental investigations.

6.9.      Promissory Note.   In order to induce Crompton to
consummate the transaction contemplated by this Agreement, Akzo LLC makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and such representations and warranties shall survive the execution and delivery of this Agreement and the Promissory Note:

(a)   Akzo LLC is duly organized and existing  and  in
good  standing  under  the  laws  of  the  jurisdiction  of   its
incorporation.

(b)   The execution, delivery, and performance by Akzo
LLC of and under this Agreement and the Promissory Note have been duly authorized by all necessary corporate action.

(c)   The execution, delivery, and performance by Akzo
LLC of this Agreement and the Promissory Note do not and will not
(i) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Akzo LLC, (ii) result in or require the creation or imposition of any lien of any nature whatsoever upon any properties or assets of Akzo LLC, or
(iii) require any approval of stockholders (other than stockholder approval as have been obtained) or any approval or consent of any Person under any material contractual obligation of Akzo LLC.

(d)  This Agreement, the Promissory Note and all other
documents contemplated hereby and thereby, if any, when executed and delivered by Akzo LLC will be the legally valid and binding obligations of Akzo LLC, enforceable against Akzo LLC in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

(e)   Akzo  LLC  is  not a party to  any  contract  or
agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery nor issuance of the Promissory Note, nor fulfillment of nor compliance with the terms and provisions of this Agreement or the Promissory Note, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any lien upon any of the properties or assets of Akzo LLC pursuant to the certificate of organization or operating agreement of Akzo LLC, any award of any arbitrator or any agreement (including any agreement with members), instrument, order, judgment, decree, statute, law, rule or regulation to which Akzo LLC is subject.


                           ARTICLE 7


           EMPLOYEES; PENSION AND OTHER BENEFIT PLANS

7.1. Employment of Employees of the Business. The parties hereto intend that, except as specifically provided in this
Section 7.1, there shall be continuity of employment with respect to the employees who work or are employed in connection with the Business as of the Closing Date and are listed on Schedule 7.1 hereto (the "Employees") and Buyers shall offer employment, or shall cause CIS or an Affiliate of Buyer to offer employment, commencing on the Closing Date, to the Employees, including those Employees on vacation, leave of absence, or disability on the Closing Date, on the same terms as those offered by Buyers to their comparable current employees. The Buyer, CIS or the Affiliate of Buyer offering employment to or employing a Continuing Employee is referred to in this Article 7 as the "Employer" and the Buyer, CIS and the other Affiliates of Buyer are referred to collectively as the "Buyer Affiliates." In any case where the Employer is not a Buyer, Buyers agree to cause the Employer to abide by the requirements of this Article 7 and guarantee the performance of the Employer to Sellers. Employees who are offered employment by an Employer pursuant to this
Section 7.1 and who accept such employment or who transfer automatically pursuant to any applicable law shall hereafter be referred to as "Continuing Employees," provided that each Employee who is on leave of absence or disability on the Closing Date shall become a Continuing Employee only if and when he or she returns to work with the Employer, and only if such return occurs on or before the 274th day following the Closing Date, and such Employee's "Transfer Date" shall be the date of such return to work. The Transfer Date for all other Continuing Employees shall be the Closing Date. Without limiting the generality of any other provision of this Article 7, the Employer shall comply with all requirements of applicable law in making offers of employment to Employees, and shall make such offers on such terms and conditions as may be required by applicable law to avoid, to the extent possible under applicable law, giving rise to a right on the part of any Employees to statutory severance.

7.2. Maintenance of Base Salaries and Benefits; Service Credit. (a) Maintenance of Base Salaries and Benefits Generally. The Buyer Affiliates shall maintain with respect to each Continuing Employee, for a period of one year after the Closing Date, a base salary that is not less than the base salary provided to such Employees by Sellers immediately prior to the Closing Date. For a period of one year after the Closing Date, without interruption, the Buyer Affiliates shall maintain or contribute to, with respect to the Continuing Employees, employee compensation, benefit plans, policies, programs and arrangements (other than pension plans) that are, in the aggregate, substantially comparable to those provided pursuant to the Benefit Plans in effect immediately prior to the Closing Date. Continuing Employees employed in the United States shall be (i) immediately eligible to participate in Buyers' cash balance pension plan and (ii) eligible to participate in Buyers' 401(k) plan not later than the first day of the second calendar month that begins after the Closing Date, and the Buyer Affiliates shall use their best efforts to ensure that such participation begins on or as soon as possible after the Closing Date. Nothing in this Section is intended to require an Employer to continue the employment of any Continuing Employee for any minimum period following the Closing.

(b) Service Credit. Continuing Employees shall be given credit under the Buyer Affiliates' employee benefit plans for accrued vacation and sick days not paid by Sellers pursuant to
Section 7.9 and for all other service with Sellers (or predecessor employers to the extent Sellers provide past service credit) for purposes of eligibility and vesting and calculation of vacation, sick days and severance pay.

7.3.      Severance Benefits; Continuation of Severance Program.
(a) For a period of one year after the Closing Date, without interruption, the Buyer Affiliates shall provide to each Continuing Employee severance pay and benefits that are no less favorable than the greater of the severance pay and benefits
(i) provided to similarly situated employees of the Buyer Affiliates under their severance benefit plans and practices then in effect and (ii) provided by Sellers to the Employees under the severance benefit plans and practices of Sellers in effect on the date of this Agreement.

(b) Sellers shall be responsible for and shall pay and provide any severance benefits due to Employees as a result of the termination of their employment with Sellers before the Closing Date. The Buyer Affiliates shall be responsible for and shall pay and provide all severance benefits due to Employees as a result of the termination of their employment with either the Buyer Affiliates or Sellers on and after the Closing Date (including as a result of the transactions contemplated by this Agreement). In the event that any Employee employed by Sellers in Europe does not accept an Employer's offer of employment due to the Employer's job relocation requirements, Sellers shall use reasonable efforts to find comparable positions with Sellers, if any, for each such Employee and the provisions of Section 10.3 shall not be applicable to such Employees.

(c) Notwithstanding the foregoing, the respective obligations of the Buyer Affiliates and Sellers with respect to severance payable to Management Employees (as defined in Section
7.7) shall be governed exclusively by Section 7.7 and Sections
7.3(a) and (b) shall not apply to Management Employees.

7.4. Retirement Plans. (a) Witco Corporation Retirement Plan. Prior to the Closing Date, or as soon as reasonably practicable thereafter, Sellers shall cause the Witco Corporation Retirement Plan to be amended to provide that each Continuing Employee who participates in such retirement plan on the Closing Date shall be fully vested in his or her entire accrued benefit in such retirement plan as of the Closing Date. Such benefits shall be payable to each such Continuing Employee, or, in the case of a Continuing Employee's death, to the Continuing Employee's beneficiaries, in accordance with the terms of the Witco Corporation Retirement Plan and the requirements of applicable law.

(b) Foreign Retirement Benefits. The treatment of all pension benefits and other similar benefits in respect of service with Sellers and Affiliates of Sellers of Continuing Employees employed in any location outside the United States of America shall be as set forth in Schedule 7.4(b).

7.5. Crompton Corporation Employee Savings Plan. (a) Contributions. Prior to the Closing Date, or as soon as reasonably practicable thereafter, Sellers shall contribute to the Crompton Corporation Employee Savings Plan (the "Crompton 401(k) Plan") an amount equal to the salary deferral and other contributions (if any) of each Continuing Employee who participates in the Crompton 401(k) Plan plus related matching contributions through the Closing Date, and Crompton shall cause the Crompton 401(k) Plan to be amended to provide that each such Continuing Employee shall be fully vested in his or her account balance determined after taking into account the contributions described in this paragraph.

(b) Buyers' 401(k) Plan. Effective as of the Closing Date, the Employer shall have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code ("Buyers' 401(k) Plan") providing benefits as of the Closing Date to Continuing Employees of the Business participating in the Crompton 401(k) Plan as of the Closing Date. Each Continuing Employee who is participating in the Crompton 401(k) Plan immediately prior to the Closing Date shall be eligible to participate in the Employer's 401(k) Plan on the Closing Date.

(c) Plan Distributions. Effective as of the Closing Date, Continuing Employees who participate in the Crompton 401(k) Plan shall be deemed terminated from employment solely for purposes of the Crompton 401(k) Plan in accordance with Code Section 401(k) and the regulations thereunder, and to the extent permitted, shall be entitled to a distribution of their respective account balance or an eligible rollover distribution to Buyers' 401(k) Plan in accordance with Code Section 401(a)(31). Buyers' 401(k) Plan shall provide for the receipt of such rollover.

7.6.      Welfare Benefits.  (a)  Allocation of Liability.
Except as otherwise required by Applicable Law, Sellers shall retain responsibility for claims incurred by Continuing Employees or their covered dependents under Sellers' medical, dental, life insurance, and disability benefit programs for each Continuing Employee with respect to claims incurred by such Employees or their covered dependents prior to the Closing Date. Claims incurred by Continuing Employees or their covered dependents on or after the Closing Date shall be the responsibility of the Buyer Affiliates. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; provided, however, in the case of life insurance, a claim is deemed incurred when the death occurs; in the case of disability benefits, a claim is deemed incurred when the illness or condition that gives rise to the disability first occurs unless the associated claim for disability benefits is not first made before the 180th day following the Closing Date, in which event the claim is deemed incurred on the date such claim occurs; and, in the case of a hospital stay, all claims for medical services rendered and medical supplies provided during such stay are deemed incurred when the Employee or beneficiary first enters the hospital.

(b) Preexisting Condition Limitations. With respect to any "welfare benefit plan" (as defined in Section 3(1) of ERISA) maintained by the Buyer Affiliates on the Closing Date for the benefit of Continuing Employees on and after the Closing Date, the Buyer Affiliates shall cause to be waived any waiting periods and preexisting condition limitations that may apply and shall give credit in determining any deductibles, co-payments and out-of-pocket maximums for amounts paid by Continuing Employees under similar plans maintained by Sellers in the 2002 calendar year.

(c) COBRA. The Buyer Affiliates shall assume all liabilities and obligations arising under the continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA with respect to all Continuing Employees (or any beneficiary or dependent of any such Employee) who, on or after the Closing Date, have exercised or are eligible to exercise their right to such continuation coverage. Sellers shall assume all liabilities and obligations arising under the continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA with respect to all Employees (or any beneficiary or dependent of any such Employee) who, prior to the Closing Date, have exercised or are eligible to exercise their right to such continuation coverage.

(d) Flexible Spending Accounts. Sellers and the Buyer Affiliates shall take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the "Transferred Account Balances") under the Crompton Corporation Flexible Benefits Program ("Sellers' Flex Plan") of the Continuing Employees who are participants in Sellers' Flex Plan (the "Covered Employees") shall be transferred to one or more comparable plans of the Buyer Affiliates (collectively, the "Buyers' Flex Plan"); (ii) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the Buyers' Flex Plan in the same manner as under the Sellers' Flex Plan; and (iii) the Covered Employees shall be reimbursed from the Buyers' Flex Plan for claims incurred at any time during the calendar year in which the Closing Date occurs submitted to the Buyers' Flex Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Sellers' Flex Plan. As soon as practicable after the Closing Date, and in any event within 10 business days after the amount of the Transferred Account Balances is determined, Sellers shall pay Buyer the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Buyer shall pay Sellers the net aggregate amount of the Transferred Account Balances, if such amount is negative.

7.7. Executive Compensation. Buyers hereby assume all obligations of Sellers and their Affiliates to the employees listed on Schedule 7.7 (the "Management Employees") under the Change in Control Employment Agreements listed on Schedule 7.7 (the "Agreements"). Buyers agree that the consummation of the transactions contemplated by this Agreement will constitute a "Change in Control" as such term is defined in each Agreement, and Buyers agree to pay or to cause the applicable Employer to pay any amounts due and payable pursuant to the applicable Agreement with each Management Employee.

7.8. Worker Adjustment and Retraining Notification Act. (a) Sellers' Obligations. Sellers shall not, at any time between the date hereof and the Closing Date, effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or Employee of the Business, without complying with the notice requirements and other provisions of WARN.

(b) Buyers' Obligations. No Employer shall, at any time prior to 60 days after the Closing Date, effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or Employee of the Business, without complying with the notice requirements and other provisions of WARN.

7.9. Vacation and Sick Pay. Except as provided in the next sentence, the applicable Employers shall assume all liabilities for vacation and sick leave that the Continuing Employees have accrued but not used as of the Closing Date, and shall allow the Continuing Employees to use such leave. To the extent that Applicable Law requires that any Continuing Employee receive pay in lieu of such leave as of the Closing Date, the applicable Employers shall not assume the liabilities therefor, and Sellers shall pay such amounts in accordance with Applicable Law.

7.10. No Third Party Beneficiaries. Nothing in this Agreement is intended to create, nor shall anything in this Agreement be deemed to create or have created, any third party beneficiary rights related to the rights granted and benefits conferred by this Article VII.

                           ARTICLE 8


           PRE-CLOSING COVENANTS OF SELLERS AND BUYERS

8.1. Corporate and Other Actions. Each of the Sellers and Buyers shall take, and Sellers shall cause CIS to take, all necessary corporate action required to fulfill their respective obligations under this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

8.2. Local Transfer Agreements. Each of the Sellers and Buyers shall cooperate to identify, and enter into, such additional ancillary agreements as may be necessary or appropriate under the local laws of the foreign jurisdictions where the Business is conducted, or assets are located, to cause the transfer of the Business from the appropriate Seller to the Buyers in accordance with local laws and regulations. Such agreements will be entered into only on terms parallel to those set forth herein (and without additional representations or indemnities, which shall remain as set forth herein) and at a purchase price equal to the allocated assets and liabilities for Tax purposes.

8.3. Consents and Approvals. Subject to Section 2.2, each of the Sellers and Buyers shall use reasonable best efforts to obtain, and Sellers, prior to Closing, and Buyers, after Closing, shall cause CIS to use reasonable best efforts to obtain, all necessary consents and approvals to the performance of their respective obligations under this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of the Sellers and Buyers shall promptly make, and Sellers shall cause CIS to promptly make, all filings, applications, statements and reports to all Governmental Entities which are required to be made prior to the Closing Date pursuant to any Applicable Law in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

8.4. Hart-Scott-Rodino and Other. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including
(i) cooperating in the preparation and filing of any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or under any foreign antitrust, competition or trade regulation law, regulation or statute, and any amendments to any thereof, and (ii) promptly making all required regulatory filings and applications including responding promptly to requests for further information, to obtain all licenses, permits, consents, clearances, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Sellers and their Affiliates as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to this Agreement ("Governmental Consents").

(b) Sellers and Buyers shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining Governmental Consents, including: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity, (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, (iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement and the transactions contemplated hereby, and (v) furnishing the other party with such information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. Sellers and Buyers may, as each deems advisable and necessary, reasonably designate any sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Sellers or Buyers as the case may be) or its legal counsel.

8.5. Access to Information. (a) Sellers will permit representatives of Buyers from and after the date hereof up to the Closing Date to have access at all reasonable times to any and all information, books, accounts, records, properties, operations and facilities of every kind pertaining to the Business, and will furnish Buyers with such financial, operating or other data concerning the Business, including monthly reports to management, as Buyers shall from time to time reasonably request, subject to any confidentiality agreements to which Sellers may be a party, provided that the foregoing shall be on reasonably advance written notice to the Sellers. No investigation made by Buyers pursuant to this Section shall affect any representation or warranty of the Sellers or the obligations of Sellers hereunder.

(b) Without limiting the generality of the foregoing, Sellers will permit representatives of Buyers from and after the date hereof until the Closing Date to have reasonable access to any and all records and documents, including records and documents that contain confidential business information, maintained by any Seller or by CIS in connection with (i) compliance by the Business with all legal requirements for chemical registration to permit the entry of products into markets for their intended uses and applications, or other public circulation of information concerning hazards associated with chemical products exposure or use pursuant to the Toxic Substances Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety & Health Act, the Food and Drug Act, and all state and foreign counterparts of such laws, and (ii) the participation of the Business in voluntary activities evidencing good product stewardship, including participation in the Federal High Production Volume Program (collectively, the "Product Stewardship Materials").

8.6. Employment Assistance. Sellers will provide reasonable assistance (without incurring any expense or liability) to Buyers in their efforts to employ all Employees.

8.7. Ordinary Course of Business. Subsequent to the date hereof and prior to the Closing Date, except as contemplated in this Agreement, or the other Ancillary Agreements, Sellers will conduct the Business, and will cause CIS to conduct the Business, in substantially the same manner as heretofore conducted and in the usual and ordinary course consistent with past practice. Subsequent to the date hereof and prior to the Closing Date, except as contemplated in this Agreement, or the other Ancillary Agreements, none of Sellers shall sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, and Sellers shall assure that CIS shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, the Business Assets, except in the ordinary course of business consistent with past practice.

8.8. Bulk Transfer Laws. Buyers hereby waive compliance by Sellers with the provisions of any so-called "bulk transfer law" or similar laws of any jurisdiction in connection with the sale of the Purchased Assets to Buyers. Any liabilities that may be asserted by third Persons against Sellers or Buyers as a result of noncompliance with any such bulk transfer law shall be borne by Buyers if Assumed Liabilities or by Sellers if Excluded Liabilities, as provided in Article II. Buyers waive all rights to Tax clearance certificates that would otherwise relieve Buyers of liability for Taxes incurred by Sellers, and any liabilities that may be asserted by a Governmental Entity or any other Person against Sellers, CIS or Buyers as a result of such waiver will be borne by Sellers.

8.9. Leased Vehicles. Prior to the Closing, Buyers shall make any arrangements necessary to transfer the leases for any leased vehicle used by the Business or by the Continuing Employees to a leasing company selected by Buyers as of the Closing Date. If Buyers do not make such arrangements, Buyers acknowledge and agree that Seller will cancel all such leases effective as of a date not later than the Closing Date, and request the return of such vehicles to Sellers as of the effective date of cancellation.

8.10. Negotiations with Works Councils. Sellers (and Buyers to the extent required by law or otherwise at their option) shall engage in all consultations necessary by law with unions and works councils representing any of the Employees of the Business to effect the transactions contemplated hereby.

8.11. Other Agreements. Sellers and Buyers shall negotiate in good faith definitive Ancillary Agreements
(including a transition services agreement), which shall be executed and delivered on the Closing Date.

                            ARTICLE 9

                           CONDITIONS

9.1. Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to Closing of the following conditions (any one or more of which may be waived in whole or in part by Sellers):

(a) Officer's Certificate. There shall be delivered to Sellers on the Closing Date a certificate, in form and substance reasonably satisfactory to Sellers and their counsel, duly signed by an officer of Akzo LLC, to the effect that:

(i)        Performance of Agreements and Satisfaction of
Conditions. All agreements and conditions to be performed and satisfied by Buyers hereunder on or prior to the Closing shall have been duly performed and satisfied in all material respects;
and

(ii) Representations and Warranties. The representations and warranties of Buyers contained in this Agreement shall be true and correct on and as of immediately prior to the Closing with the same effect as though made on and as of immediately prior to the Closing, except for such representations and warranties that speak as of a specific date, which shall be true and correct as of that specific date.

(b) Waiting Periods. Any applicable mandatory waiting period under the HSR Act and the European Union regulations shall have expired or shall have been earlier terminated and, except as would not have a Seller Material Adverse Effect or result in criminal liability beyond monetary penalties, any other applicable antitrust, competition or other similar laws or regulations pursuant to which notification or report forms are required to be filed or mandatory waiting periods observed shall have been filed or observed as applicable.

(c) Injunctions. No provision of any applicable domestic (whether Federal, state, or local) or foreign law or regulation and no judgment, injunction, order or decree of a court or Governmental Entity of competent jurisdiction shall be in effect or have been entered which has the effect of making the Closing illegal or which otherwise enjoins, restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(d) Other Agreements. Sellers, CIS and Buyers shall have entered into the Ancillary Agreements.

(e) Negotiations with Works Councils. Sellers (and Buyer to the extent required by law or otherwise at its option) shall have engaged in all consultations necessary by law with works councils representing the Employees of the Business, and no further actions or consultations shall be required by law with respect thereto.

9.2. Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyers):

(a) Officer's Certificate. There shall be delivered to Buyers on the Closing Date a certificate, in form and substance reasonably satisfactory to Buyers and their counsel, duly signed by an officer of Crompton, to the effect that:

(i)       Performance of Agreements and Satisfaction of
Conditions. All agreements and conditions to be performed and satisfied by Sellers hereunder on or prior to the Closing Date shall have been duly performed and satisfied in all material respects; and

(ii) Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct on and as of immediately prior to the Closing with the same effect as though made on and as of immediately prior to the Closing, except for such representations and warranties that speak as of a specific date, which shall be true and correct as of that specific date, in all such cases except as would not have a Seller Material Adverse Effect.

(b) Material Adverse Effect. Between the date hereof and the Closing Date, no event or condition shall have occurred or arisen which has resulted in, or would reasonably be expected to result in, a Seller Material Adverse Effect.

(c) Waiting Periods. Any applicable mandatory waiting period under the HSR Act and the European Union regulations shall have expired or shall have been earlier terminated and, except as would not have a Seller Material Adverse Effect or result in criminal liability beyond monetary penalties, any other applicable antitrust, competition or other similar laws or regulations pursuant to which notification or report forms are required to be filed or mandatory waiting periods observed shall have been filed or observed as applicable.

(d) Injunctions. No provision of any applicable domestic (whether Federal, state, or local) or foreign law or regulation and no judgment, injunction, order or decree of a court or Governmental Entity of competent jurisdiction shall be in effect or have been entered which has the effect of making the Closing illegal or otherwise enjoins, restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(e) Other Agreements. Sellers, CIS and Buyers shall have entered into the Ancillary Agreements.

(f) Negotiations with Works Councils. Sellers (and Buyer to the extent required by law or otherwise at its option) shall have engaged in all consultations necessary by law with works councils representing the Employees of the Business, and no further actions or consultations shall be required by law with respect thereto.

                           ARTICLE 10

                         NON-COMPETITION

10.1.          Sellers' Covenants.

(a) Sellers, in order to induce Buyers to enter into this Agreement, expressly covenant and agree, on behalf of themselves and their controlled Affiliates (judged at the time of competition), that for a period of three (3) years from and after the Closing Date, none of the Sellers or any of their controlled Affiliates shall:

(i) own, manage, operate, control, or participate in or direct any business of developing manufacturing and marketing surfactants or surfactant blends of the following chemical types containing organomodified siloxanes of less than 4% by weight;
(1) sulfates of organic materials manufactured by falling film air/SO3 processes; (2) ethoxylated, propoxylated and carboxylated surfactants; (3) ethoxylated amines; and (4) phosphate esters, or

(ii) own, manage, operate, control, or participate in or direct any business of marketing sulfonates with a molecular weight of less than 350, or developing, manufacturing and marketing blended sulfonates with an average molecular weight of less than 350;

(b)       provided, however, that:

(i) the restrictions contained in this Section 10.1 shall not restrict any present operations or activities of Sellers or any of their controlled Affiliates other than the Business, including those operations and activities set forth on Schedule 10.1(a) hereto; and

(ii) Sellers or any of their controlled Affiliates may acquire, merge with, partner with, or agree to control, manage, or participate in a business or with a Person that otherwise would violate the foregoing restrictions as long as no more than 25% of the annual sales of a business or Person is in businesses which violate the foregoing restrictions, Sellers or any of their controlled Affiliates may acquire such business or Person as long as it divests itself of the competing operations within 18 months after such acquisition.

(c) Notwithstanding the foregoing: (i) Sellers may own an aggregate of not more than 15% of the outstanding stock of any class of any corporation that otherwise would violate the foregoing restrictions, if such stock is listed on any securities exchange or dealing facility (whether in the United States or elsewhere) without violating the provisions of this Section 10.1, provided that Sellers do not have the power to control or direct the management or affairs of such corporation; and (ii) with respect to any operations the restrictions of this Section 10.1 shall terminate upon Buyers' entering into an agreement for the sale, transfer, lease or license of such operations or taking a decision to suspend such operations.

10.2.     Intentionally Left Blank.

10.3. Non-Solicitation. Sellers and each of their Affiliates agree, for a three (3) year period commencing on the date hereof in respect of the members of the Management Group and the research and development staff of the Business, and for a one
(1) year period commencing on the date hereof in respect of any other Employee (other than an hourly worker or Employee who serves in a clerical function): (i) not to offer employment to any such Employee or solicit any such Employee for employment, or induce any such Employee to enter into any written or oral arrangement, agreement or understanding regarding employment, with Sellers and each of their Affiliates and (ii) not to offer to retain any such Employee or solicit any such Employee to act as a consultant or to otherwise provide services, or induce any such Employee to enter into any written or oral arrangement, agreement or understanding to act as a consultant or otherwise to provide services, to Sellers and each of their Affiliates or any Person providing consulting or other services to Sellers and each of their Affiliates, without, in all cases, the prior written consent of Akzo LLC (on behalf of all Buyers); provided that "Employee," for purposes of the foregoing sentence only, shall not include any Person not listed on Schedule 7.1 or listed on
Schedule 7.1 and not made an offer of employment by Buyer. Notwithstanding the preceding sentence, Sellers and their Affiliates may employ any Employee who contacts such party on his own initiative and without any direct or indirect solicitation by such party or who: (i) does not accept a Buyer's offer of employment or has been terminated by Buyers after having accepted Buyers' offer of employment or (ii) is not a member of the Management Group or the research and development staff of the Business and has declined Buyers' offer of employment. Nothing in this Section is intended to prevent Sellers and their Affiliates from conducting generalized solicitations for employees (which are not specifically directed at Employees) through the use of media advertisement, professional search firms and otherwise.

10.4. Additional Agreements. Buyers and Sellers acknowledge and agree that the foregoing and such related terms set forth in any Ancillary Agreements are intended to be the only restrictions binding against Buyers and Sellers and their respective Affiliates following the Closing. For the avoidance of doubt, Buyers acknowledge and agree that Sellers and Sellers' Affiliates have, prior to the Closing, utilized technology similar or, in some cases, identical to technology used in the Business in the ongoing business conducted by Sellers and Sellers' Affiliates, and that Sellers and Sellers' Affiliates will continue in the use of any and all such technology following the Closing, subject to the limitations set forth in Section 10.1 above.

                           ARTICLE 11

                     POST-CLOSING COVENANTS

11.1. Availability of Records. After the Closing, each party shall use reasonable best efforts to retain and shall make available to the other party, as reasonably requested by such other party, its agents and representatives, any taxing authority and any Governmental Entity, all information, records or documents relating to the Business or the Employees for all periods prior to Closing and shall use reasonable best efforts to preserve all such information, records and documents until the latest of: (i) six years after the Closing, (ii) the expiration of all statutes of limitations for Taxes for periods prior to the Closing or extensions thereof applicable to the requesting party for Tax information, records or documents and (iii) the required retention period for all government contract information, records or documents. Each party shall also make available to the other party, as reasonably requested by such other party, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, environmental matters, governmental contracts, litigation or potential litigation, including claims for workers' compensation, product liability, general insurance liability and automobile insurance liability. Prior to destroying any records related to a party for the period prior to the Closing Date, the other party shall notify such party 30 days in advance of any such proposed destruction of its intent to destroy such records, and such other party will permit such party to retain any such records. With respect to any litigation and claims, each party shall render all reasonable assistance which the other party may request in defending such litigation or claim and shall make available to such other party such party's personnel most knowledgeable about the matter in question.

11.2. Use of Trade or Service Marks. (a) Buyers shall not use or permit their distributors to use the names "Witco," "Crompton" or any other corporate, trade or service marks or names owned or used by Seller or any of Seller's Affiliates, unless such marks or names are specifically included in the Purchased Assets. All products (if applicable) and product packaging of the Business as of the Closing Date shipped and/or manufactured by Buyers after the Closing Date shall bear a new code identification which indicates the products were shipped and/or manufactured by Buyers, as applicable.

(b) Notwithstanding Section 11.2(a), for a period of up to one year from the Closing Date, Buyers shall be entitled to use all inventories of packaging, labels and sales literature existing as of the Closing Date bearing or reflecting any names or marks which had been used by the Business prior to the Closing Date but which are not Purchased Assets (collectively, "Marks"), provided that:

(i) such use is strictly the same as existed prior to the Closing Date;

(ii) the services and goods rendered and all goods produced, distributed or sold under the Marks are of at least equal quality standards as were maintained by Sellers prior to the Closing
Date;

(iii) Sellers, through a mutually agreed upon accounting firm or professional inspectors of goods, shall have the right to inspect Buyers' operations and evaluate products to ensure compliance with this Section 11.2(b); and
(iv) Buyers discontinue the use of such packaging, labels and sales literature as soon as practicable after the Closing Date.

(c) Buyers acknowledge that the Marks are the sole property of Sellers, and Buyers will (i) do nothing inconsistent with such ownership, (ii) not attack the Marks in any way or use, register or seek to register any trademark or tradename which is the same as or similar to a Mark, or (iii) identify and use the Marks in accordance with any applicable international, national, state and local laws or standards as may be appropriate to protect the validity and strength of the Marks or as may be reasonably requested by Sellers.

(d)       [Intentionally omitted.]

(e) At the Closing, Buyers shall grant back to Sellers a perpetual, non-exclusive, royalty-free license to use (A) the unregistered, common law trademarks Witcamine, Witcodet, Witcohol, Witcomul, Witconate, Witcor, and Witflo and (B) the registered trademarks Witconol, Witcamide, Emcol, Witbreak and Witcolate from Schedule 2.1(a)(ix), which will be assigned to Buyers at Closing, provided that:

(i) such use is strictly the same as existed prior to the Closing Date, excluding use in connection with the Business;

(ii) Sellers acknowledge that the such marks are the sole property of Buyers, and Sellers will (i) do nothing inconsistent with such ownership, (ii) not attack such marks in any way or use, register or seek to register any trademark or tradename which is the same as or similar to one of the marks, or (iii) identify and use each such mark in accordance with any applicable international, national, state and local laws or standards as may be appropriate to protect the validity and strength of the mark or as may be reasonably requested by Buyers.

(f) At the Closing, Sellers shall grant to Buyers a perpetual, non-exclusive, royalty-free license to use in the Business any patents, patent applications, trade secrets, unpatented inventions, protocols, know-how, product formulae, product formulations, specifications, manufacturing processes and procedures, operating parameters and conditions which are not part of the Business Assets to the extent the same were used in the conduct of the Business prior to the Closing.

11.3.     Tax Matters.  (a)  Without limiting the generality
of Section 11.1, after the Closing, Buyers, on the one hand, and Sellers, on the other hand, shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax return, any refund claim, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and, upon the request of the other, provide the other with, any records or information which may be relevant to such return, audit, examination or proceedings. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material to be provided hereunder and shall include furnishing to or permitting the copying by the requesting party of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination or proceedings. The party requesting assistance hereunder shall reimburse the party whose assistance is requested for the reasonable out-of-pocket expenses incurred by it in providing such assistance, but shall not be required to reimburse the party providing such assistance with respect to time of employees made available pursuant to this
Section 11.3.

(b) Crompton shall prepare and present to Akzo LLC for filing prior to the due date all CIS Tax returns with respect to Taxes that are required to be filed with respect to CIS taxable years or periods ending on or before the Closing Date and Crompton shall pay or reimburse Akzo LLC for any Taxes shown as due on such Tax returns. Akzo LLC shall cause CIS to consent to join, for all taxable periods of CIS ending on or before the Closing Date for which CIS is eligible to do so, in any consolidated, combined or unitary Tax returns relating to Tax which Crompton shall request it to join. Akzo LLC shall prepare and file or cause to be filed when due all CIS Tax returns that are required to be filed with respect to CIS for periods beginning and ending after the Closing Date and shall pay any Taxes shown as due on such Tax returns.

(c) With respect to any Tax returns of CIS with respect to a period beginning before and ending after the Closing Date
("Straddle Period Tax Returns"), Akzo LLC shall prepare and file such Straddle Period Tax Returns.

(d) With respect to Straddle Period Tax Returns other than those covered by Section 3.4(a), Crompton shall promptly pay to Akzo LLC the amount of Taxes attributable to the period ending on the Closing Date less any Taxes previously paid relating to such period at the time such Tax return is filed. If Crompton has overpaid the amount of Taxes attributable to such period Akzo LLC shall refund such amount. For the sake of clarity, it is agreed that if the Texas Franchise Tax Report for Year 2003 (covering the privilege period of May 1, 2002 through December 31, 2003 (the "Privilege Period")) is determined on the net taxable earned surplus basis, the tax shall be allocated to Crompton based on the actual taxable income computed for federal income tax purposes on the CIS pro forma stand-alone short period 2002 federal return ending with the Closing Date, with such adjustments as are appropriate under Texas law. If the Texas Franchise Tax Report for Year 2003 is determined on the net taxable capital basis, then it shall be allocated to Crompton and Akzo LLC, with the share allocated to Crompton being the lesser of (1) an amount equal to the tax calculated as if the end of the accounting period were the Closing Date or (2) an amount equal to Crompton's share of the tax calculated using the statutory accounting period with a proration of the tax based on the number of respective days of ownership of Crompton and Akzo LLC during the Privilege Period covered by the return.. It is further agreed that if the tax for the 2003 Ohio Corporation Franchise Tax Report (covering the period of May 1, 2002 through December 31, 2002) is determined on the net income basis, the tax shall be allocated to Crompton based on the actual taxable income computed for federal income tax purposes on the CIS pro forma stand-alone short period 2002 federal return ending with the Closing Date, with such adjustments as are appropriate under Ohio law. If the tax for the 2003 Ohio Corporation Franchise Tax Report is based on the Net Worth Basis, then it shall be allocated to Crompton and Akzo LLC in the same manner as the Texas Franchise Tax Report for Year 2003 is to be allocated if determined on a net taxable capital basis.

11.4. Confidential Information. (a) In the event that the transaction contemplated by this Agreement is completed, it is acknowledged that (i) Buyers and/or their Affiliates will come into possession of, and employees of Buyers that were formerly employees of Sellers as of the Closing Date will have in their possession or be aware of, materials, business information, financial information, know-how, trade secrets, technology, documents, reports, manuals, data, computer data, product formulae, etc., pertaining to the Excluded Assets and other assets of Sellers and others not related to the Business which embody or contain Sellers' and others' confidential, proprietary and/or trade secret information as well as proprietary, confidential and/or trade secret information of customers and which are not part of or relevant to the Business to be purchased hereunder, including certain confidential information as to which Sellers may have pre-existing obligations of confidentiality, including "Confidential Information" as defined in Section 11.4(a) of the Goldschmidt Purchase Agreement, which is attached hereto as Exhibit 11.4 (collectively, "Sellers' Confidential Information"), and that (ii) Sellers will retain in their possession certain proprietary, confidential and/or trade secret materials, business information, financial information, know-how, trade secrets, technology, documents, reports, manuals, data, computer data, product formulae, etc., pertaining to the Business which are Business Assets (collectively, "Buyers' Confidential Information"). Sellers' Confidential Information and Buyers' Confidential Information hereinafter are individually and collectively referred to as "Confidential Information."

(b) Buyers and Sellers each agree that they shall, after the Closing Date: (i) hold each other's Confidential Information in confidence using the care and caution each uses with respect to its own confidential information; (ii) not disclose the other's Confidential Information to any third parties as well as to their other employees; and (iii) not utilize any of the other's Confidential Information for any purpose other than as allowed pursuant to this Agreement or any Ancillary Agreement; provided that the foregoing obligations of confidentiality and non-use shall not extend or shall cease to extend, as appropriate, to any Confidential Information which:

(A) with respect to Sellers' Confidential Information, as shown by prior written records, was already in Buyers' possession prior to the Closing Date and was not acquired from Sellers;

(B) with respect to Sellers' Confidential Information, is, or becomes, generally available to the public through no fault or omission of Buyers, and with respect to Buyers' Confidential Information is, or becomes, generally available to the public through no fault or omission of Sellers;

(C)       was generally available to the public as of the Closing
Date;

(D) with respect to Sellers' Confidential Information, is received by Buyers in good faith from a third party who discloses such information to Buyers on a non-confidential basis without violating any obligation of secrecy as to the information disclosed, and with respect to Buyers' Confidential Information, is received by Sellers in good faith from a third party who discloses such information to Sellers on a non-confidential basis without violating any obligation of secrecy as to the information disclosed; and

(E) with respect to Sellers' Confidential Information, is independently developed by Buyers without reference to or use of Sellers' Confidential Information, as evidenced by clear and convincing evidence, and with respect to Buyers' Confidential Information is independently developed by Sellers without reference to or use of Buyers' Confidential Information, as evidenced by clear and convincing evidence.

     Information which is specific shall not be considered as being within the foregoing exceptions merely because it is embraced by general information within the exceptions. Also, any combination of features shall not be considered to be within the above exceptions merely because individual features of such combination are within the exceptions, but only if the combination itself, its principle of operations and its value or advantages are within the exceptions.

     Notwithstanding the foregoing, Buyers or Sellers, as the case may be, shall be permitted to disclose any Confidential Information of the other party which is compelled to be disclosed pursuant to any requirement of law, court order, subpoena or similar legal authority, provided, however, that Buyers or Sellers, as applicable, shall mark all information so disclosed as confidential business information of the disclosing party and shall give the other party prompt notice of any such requirement to disclose any Confidential Information, so that the other party may seek appropriate legal relief.

(c) Each party shall endeavor to destroy or return to the other all Confidential Information of the other which may be in tangible or machine-readable form unless otherwise agreed in writing.

(d) Each party shall advise its employees of their obligations hereunder.

(e) The provisions of confidentiality and non-use set forth herein with respect to Confidential Information shall survive expiration or termination of this Agreement and the Closing for ten years after the Closing Date.

(f)       To the extent any of the provisions set forth in this
Section 11.4 are inconsistent with the terms and conditions of any confidentiality agreement pertaining to the Business and the sale thereof between Buyers and Sellers dated prior to the date hereof, the provisions of this Article 11 shall control.

(g) Buyers and Sellers agree, for a period of ten years from and after the Closing Date, not to disclose any Confidential Information to any of their Affiliates that may be engaged in a similar business to the Business unless such Affiliate agrees to be bound by the provisions of this Section 11.4.

11.5. Inventory Removal. Unless otherwise agreed by the parties, prior to December 31, 2002, Sellers will remove and dispose of, at Sellers' risk and expense, any Inventory that was Retained Inventory as of the Closing Date.

11.6. Change of Name of CIS. No later than five business days after the Closing, Buyers shall file an amended
Certificate of Incorporation in the State of Delaware to change the name of CIS so that "Crompton" is no longer in the name.

11.7. Welfare Plans. Notwithstanding anything to the contrary in this Agreement, from the period beginning on the Closing Date and continuing through June 30, 2002 (the "Transition Period"), Sellers shall permit Continuing Employees to continue to participate in the medical, dental, accidental death and dismemberment, and life insurance Benefit Plans in which they participate immediately prior to the Closing Date (hereinafter the "Transition Plans"), on the same terms and conditions as if they remained employees of Sellers. Sellers shall send Buyers invoices for all costs incurred under the Transition Plans during the Transition Period as soon as practicable after the Closing Date, and Buyers shall pay such costs in their entirety not later than five business days after receiving any such invoice.

                           ARTICLE 12

                  INDEMNIFICATION AND SURVIVAL

12.1.     Indemnification by Sellers.  (a)  Sellers'
Indemnity. Following the Closing, Sellers individually and collectively shall indemnify and hold harmless Buyers and their Affiliates and CIS against and in respect of all losses, liabilities, costs and expenses (including reasonable attorneys' fees) (collectively, "Losses") which Buyers and their Affiliates or CIS may suffer or incur in connection with any of the following:

(i) any breach of any of the representations and warranties of any of the Sellers set forth in this Agreement;

(ii) any breach by any Seller of the covenants and agreements of any of the Sellers set forth in this Agreement; and

(iii)          any Excluded Liabilities.

(b) Limitations on Sellers' Indemnity. Sellers shall not be liable for a Loss covered under Section 12.1(a)(i) if such Loss is $250,000 or less and shall not be liable for any Loss covered under Section 12.1(a)(i) until the aggregate of all individual Losses in excess of $250,000 for which Sellers are liable is in excess of $5,000,000, in which event the indemnification obligation of Sellers shall apply to the aggregate amount of such individual Losses in excess of $250,000; provided, however, that Sellers' aggregate liability under
Section 12.1(a)(i) shall not exceed $23 million. For purposes of the foregoing, Losses sustained in foreign currencies shall be converted into U.S. Dollars as of the date on which the Loss is experienced, at the exchange rate in effect for such currency on the Closing Date. In addition, any claim for indemnity which could be brought under either Sections 12.1(a)(i) or 12.1(a)(ii) or which may be brought under either Section 12.1(a)(i) or 12.1(a)(iii) may only be brought under Section 12.1(a)(i). Notwithstanding the foregoing, claims for Taxes for periods prior to Closing relating to the breach of any representation or warranty contained in Section 5.19 (Tax Matters) are not subject to any limitation under this Section 12.1(b).

(c) Notice of Claims. Buyers shall promptly notify Crompton (on behalf of all Sellers) in writing, in reasonable detail, of all matters which may give rise to the right to indemnification hereunder, it being understood that if Sellers do not receive written notice of any matter known to Buyers and as to which Buyers or their Affiliates are entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Sellers shall not be obligated to indemnify Buyers or their Affiliates with respect thereto, and that, in any event, any failure to give written notice shall relieve Sellers of liability with respect thereto to the extent of any prejudice. Provided that Sellers have accepted defense and indemnification of Buyers with respect to a matter, Buyers shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 12.1, or file any papers or provide any correspondence with respect to any such matter, without Crompton's (acting on behalf of all Sellers) prior written consent. Sellers shall have the right to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend through counsel of their own choosing, at their own expense, any action which may be brought by a third party in connection therewith; provided, however, that Sellers shall have no authority to enter into any settlement that requires any payment, action or forbearance on the part of Buyers or any of their Affiliates or that may reasonably be expected to affect Buyers' or their Affiliates' continuation of the Business in substantially the same manner as conducted by Sellers prior to the Closing or that may reasonably be expected to impair the value to Buyers of the Business or any of the Purchased Assets; and provided further, that Buyers shall have the right to have counsel participate in such defense at its own expense. Buyers and Sellers shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Buyers and Sellers shall permit each other reasonable access to books, records, facilities and personnel and otherwise cooperate (including by providing personnel for deposition, interview, consultation or otherwise as necessary or appropriate) with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

12.2.     Indemnification by Buyers.  (a)  Buyers'
Indemnity. Buyers collectively and individually agree to indemnify and hold harmless Sellers and their Affiliates at all times against and in respect of Losses which Sellers and their Affiliates may suffer or incur in connection with any of the following:

(i) any breach of any of the representations and warranties of any of the Buyers set forth in this Agreement;

(ii) any breach by any Buyer of the covenants and agreements of any of the Buyers set forth in this Agreement;

(iii)      any Assumed Liabilities;

(iv) the operation of the Business to the extent related to the period after the Closing Date;

(v) the failure of any Facilities to be in compliance with any laws and regulations applicable to the ownership and operation thereof to the extent related to the period after the Closing Date;

(vi)      the projects set forth on Schedule 2.4 hereof;

(vii)     Purchased Assets not transferable as described in
Section 2.2 hereof;

(viii) termination of Employees or Continuing Employees on or after the Closing Date; and

(ix) termination of agents and/or distributors of the Business under Business Contracts on and after the Closing Date.

(b) Notice of Claims. Crompton (acting on behalf of all Sellers) shall promptly notify Buyers in writing, in reasonable detail, of all matters which may give rise to the right to indemnification hereunder, it being understood that if Buyers do not receive written notice of any matter known to Sellers and as to which Sellers or their Affiliates are entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Buyers shall not be obligated to indemnify Sellers or their Affiliates with respect thereto and that, in any event, any failure to give written notice shall relieve Buyers of liability with respect thereto to the extent of any prejudice. Provided that Buyers have accepted defense and indemnification of Sellers with respect to a matter, Sellers shall not admit any liability with respect to, or settle, compromise or discharge such matter covered by this Section 12.2, or file any papers or provide any correspondence with respect to any such matter, without the prior written consent of Akzo LLC (acting on behalf of all Buyers). Buyers shall have the right to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend through counsel of their own choosing, at their own expense, any action which may be brought by a third party in connection therewith; provided, however, that Buyers shall have no authority to enter into any settlement that requires any payment, action or forbearance on the part of Sellers or any of their Affiliates; and provided further, that Sellers shall have the right to have counsel participate in such defense at their own expense. Sellers and Buyers shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Buyers and Sellers shall permit each other reasonable access to books, records, facilities and personnel and otherwise cooperate (including by providing personnel for deposition, interview, consultation or otherwise as necessary or appropriate) with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

12.3. Survival. The representations and warranties of Sellers and Buyers contained herein shall survive the Closing and remain in full force and effect until the close of business on the 548th day after the Closing Date, provided that the representations and warranties of Sellers set forth in Section
5.19 (titled "Tax Matters") shall survive the Closing until the expiration of the statute of limitations (and any extensions thereof) applicable to the Tax in respect of which indemnification is being sought without the assertion of a deficiency in respect thereof by the applicable governmental agency. Sellers shall not be liable for any Losses with respect to Taxes other than Taxes related to the Purchased Assets which accrue or have accrued prior to the Closing Date, excluding Taxes for which Buyers are responsible under Section 15.4.

     No claim may be made based upon an alleged breach of any of such representations or warranties whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given to Buyers or to Sellers, as the case may be, within said period following the Closing.

12.4. Limitation on Liability. (a) To the fullest extent permitted by law, none of Buyers or Sellers shall be liable to the other, or its Affiliates, for any claims, demands or suits for consequential, incidental, special, exemplary, punitive, indirect or multiple damages, including lost profits, connected with or resulting from any breach after the Closing Date of this Agreement (other than breach of this Article 12), or any actions undertaken in connection with or related hereto, including any such damages which are based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.

(b) The rights and remedies of Sellers and Buyers under this Article 12 are, solely as between Sellers and Buyers, exclusive and in lieu of any and all other rights and remedies which Sellers and Buyers may have under this Agreement or otherwise for monetary relief with respect to any Losses covered hereby. Each party agrees that the previous sentence shall not limit or otherwise affect any non-monetary right or remedy which either party may have under this agreement or otherwise limit or affect either party's right to seek equitable relief, including the remedy of specific performance.

                           ARTICLE 13

                           TERMINATION

13.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date:

(a) By Mutual Consent. With the mutual consent of Akzo LLC and Crompton; or

(b) By Crompton. By Crompton, on behalf of all Sellers, if any of the conditions provided in Section 9.1 are not capable of being satisfied, complied with or performed in any material respect due to a breach by Buyers which Buyers cannot cure, and Sellers shall not have waived such failure of satisfaction, noncompliance or nonperformance; or

(c) By Buyers. By Buyers, if any of the conditions provided in Section 9.2 are not capable of being satisfied, complied with or performed in any material respect due to a breach by Sellers which Sellers cannot cure, and Buyers shall not have waived such failure of satisfaction, noncompliance or nonperformance.

13.2. Written Notice. In the event of any termination pursuant to Section 13.1 (other than pursuant to Section 13.1(a)), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other. In addition, in the case of any termination pursuant to Sections 13.1(b), 13.1(c) or 13.1(d), the party seeking termination must not be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. No termination of this Agreement shall relieve any party from liability hereunder in respect of breach.

13.3. Continuing Confidentiality. If this Agreement shall be terminated as herein set forth, Buyers agree that they will remain obligated under, and will comply with, the provisions of Section 15.3.

                           ARTICLE 14

                    ENVIRONMENTAL CONDITIONS

     The provisions in this Article 14 set forth the rights and obligations of Sellers and Buyers with respect to all Environmental Conditions existing at or relating to the Facilities and the Business, now or in the future, and establish the terms and conditions under which Sellers and Buyers shall each have monetary and legal responsibility for such Environmental Conditions.

14.1.          Definitions.

     For purposes of this Article 14, the following terms shall have the following meanings:

     "Discretionary Remediation" means any Remediation which is voluntarily undertaken and which is not required by an Environmental Agency to comply with applicable Environmental
Laws, but excludes Remediation which Sellers agree to perform or be responsible for pursuant to Section 14.5(d) hereof.

     "Environmental Agency" means any federal, state or local governmental regulatory agency in any jurisdiction where a Facility is located and that has jurisdiction to require
Remediation or Remedial Action at a Facility.

     "Environmental Claim" means a claim relating to or arising out of an environmental condition at or originating from a Facility (i) for which CIS, Buyers or Sellers have received notice from an Environmental Agency that Remediation of the condition is required to comply with Environmental Laws or (ii) which is addressed by procedures set forth in Section 14.5(d) hereof.

     "Environmental Condition" means any contamination by a Hazardous Substance of surface soils, subsurface soils, surface waters, groundwaters, leachate and stream or other sediments present on, in, under, above or migrating from the Facilities, or third party sites used by the Facilities or the Business.

     "Environmental Law(s)" means any federal, state or local law (including common law), regulation, ordinance or order, and any technical norm, interpretive guidance, or annex thereto and pertaining to the protection of the environment including any law, regulation, ordinance or order which governs: (i) the existence, removal or remediation of Hazardous Substances on real property; (ii) the emission, discharge, release, or control of Hazardous Substances into or in the environment; or (iii) the use, generation, handling, transport, treatment, storage, disposal or recovery of Hazardous Substances.

     "Environmental Reports" means (i) all investigation and remediation reports on conditions at the Facilities prepared prior to the Closing Date and made available to Buyers in the data room for the transaction, including the Phase I and Phase II reports completed on behalf of Sellers at the Facilities prior to the Closing Date, and (ii) the Supplemental Environmental Reports to be completed on behalf of Buyers.

     "Hazardous Substance(s)" means and includes flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances, asbestos, crude oil or any fraction thereof, refined or partially refined petroleum products, or any other wastes, materials or pollutants included in the definition of "hazardous substance," "toxic substance," "hazardous material," "hazardous waste," " extremely hazardous waste," "restricted hazardous waste," "petroleum substance" or words of similar import under any Environmental Law.

     "Known Pre-Closing Contamination" means a Hazardous
Substance released at or from a Facility prior to the Closing and which impacts the environmental condition of a Facility and is identified in the Environmental Reports.

     "No Further Action Determination" means an authoritative determination by an Environmental Agency that no further
Remediation is required at a Facility, or any portion thereof, to achieve the minimally acceptable remediation criteria for industrial/commercial properties.

     "Phase I and Phase II Reports" or "Phase I and Phase II
Investigations" means the Phase I and Phase II reports or Phase I or Phase II investigations completed on behalf of Sellers at the Facilities prior to the Closing Date.

     "Known Post-Closing Contamination" means a Hazardous Substance released at or from a Facility as a result of a spill or other sudden event which occurs after the Closing or that consists of a Hazardous Substance that is a substance that was first introduced at the Facility after the Closing, and, in either case, which impacts the environmental condition of the Facility, but does not include the passive migration of a Hazardous Substance released prior to the Closing.

     "Remedial Action" or "Remediation" means any action taken to investigate, clean up or otherwise respond to or contain releases of Hazardous Substances at or from a Facility. Remedial Action or Remediation shall not include any actions taken in connection with testing, cleaning, emptying or repairing any fixed assets or fixtures located at a Facility and which are, or may be, contributing to soil or groundwater conditions requiring Remedial Action or Remediation.

     "Remediation Costs" means costs and expenses incurred in connection with Remedial Action or Remediation of soil or groundwater at a Facility for which, and to the extent that, either Sellers or CIS are liable hereunder, including the following: costs and expenses of environmental consultants; costs and expenses for sampling and analysis of soil and groundwater at a Facility; administrative oversight costs asserted by any Environmental Agency; costs and expenses for preparation of reports and risk assessments, costs and expenses of remediation, treating and disposing of Hazardous Substances (including costs of designing and constructing treatment systems) and costs and expenses to conduct post-Remediation confirmation sampling and monitoring, and to remediate natural resources damages. Remediation Costs shall not include costs and expenses associated with testing, cleaning, emptying, repairing or taking any other action with respect to any fixed assets or fixtures located at a Facility and which are, or may be, contributing to soil or groundwater conditions required to be Remediated hereunder.

     "Third Party" means a party other than Sellers, CIS or Buyers, or an Affiliate of Sellers, CIS or Buyers, or any of their respective officers, directors, employees, agents, consultants, successors, purchasers or assigns.

     "Unknown Contamination" means a Hazardous Substance released at or from a Facility which impacts the environmental condition of the Facility, but which is neither Known Pre-Closing
Contamination nor Known Post-Closing Contamination.

                 REPRESENTATIONS AND WARRANTIES

14.2. Sellers' Representations and Warranties. Sellers hereby represent and warrant as follows:

(a) Buyers' Opportunity to Conduct Due Diligence. Sellers have provided Buyers with an opportunity to conduct such due diligence of the environmental condition of the Facilities as Buyers, in their sole discretion, deem necessary and appropriate, including an opportunity to visit and inspect the Facilities, make reasonable inquiry of employees or other representatives or agents of Sellers who are knowledgeable about the operation and environmental condition of the Facilities, and review all written documentation in Sellers' possession concerning the environmental condition of the Facilities, including all environmental permits and correspondence with governmental agencies.

(b) Data Room. In addition to the opportunities made available to Buyers as set forth in Section 14.2(a), copies of the Phase I and Phase II Reports prepared on Sellers' behalf, and other material written information in Sellers' possession pertaining to the environmental condition of the Facilities, have been placed in the data room established for this transaction and have thereby been made available to Buyers for their inspection.

(c)       In connection with Sections 14.2(a) and (b) above,
Sellers have disclosed to Buyers any and all material environmental conditions potentially requiring Remediation or Remedial Action known by Sellers to exist at the Facilities.

(d) Deepwells. There are no closed deepwells located at the Houston Facility.

14.3. Buyers' Representations and Warranties. Buyers hereby represent and warrant to Seller as follows:

(a) Buyer's Due Diligence. Buyers have availed themselves fully of the opportunity, as set forth in Section 14.2(a) and
Section 14.2(b), to conduct such due diligence of the environmental condition of the Facilities as Buyers, in their sole discretion, deem necessary and appropriate.

(b) Solicitation of Remedial Action. Except as set forth in Section 14.5(d), Buyers shall take no affirmative action to solicit from any Third Party, including any Environmental Agency, any proceeding, order, directive or other mandate to conduct Remedial Action at the Facilities which Sellers are responsible for performing pursuant to the terms and conditions hereof, and shall not communicate with, report or disclose to any Third Party, including any Environmental Agency, any matters that could give rise to any such Remedial Action, unless Buyers believe in good faith, and so inform Sellers in advance in writing, that Buyers have a lawful obligation to take such action; provided, however, Buyers shall not be obligated to provide Sellers with such prior written notice where it would cause any action required of Buyers by applicable environmental laws to be untimely. In furtherance, and not in limitation, of the foregoing, Buyers will not knowingly initiate or undertake any activity primarily for the purpose of finding conditions requiring Remedial Action (including any subsurface investigation at any of the Facilities), or accelerating the timing or increasing the cost of any Remedial Action, unless in response to a request from an Environmental Agency. The foregoing shall not restrict Buyers from reporting to any Environmental Agency any environmental condition at a Facility which Buyers have a legal obligation to report under applicable Environmental Laws, or from investigating subsurface conditions in connection with expansion or modification of buildings, reactors, tanks, improvements, fixtures or equipment located at a Facility.

14.4. CIS's Representations and Warranties. CIS hereby represents and warrants to Seller as follows:

(a) Solicitation of Remedial Action. Except as set forth in Section 14.5(d), CIS shall take no affirmative action to solicit from any Third Party, including any Environmental Agency, any proceeding, order, directive or other mandate to conduct Remedial Action at the Facilities which Sellers are responsible for performing pursuant to the terms and conditions hereof, and shall not communicate with, report or disclose to any Third Party, including any Environmental Agency, any matters that could give rise to any such Remedial Action, unless CIS believes in good faith, and so informs Sellers in advance in writing, that CIS has a lawful obligation to take such action; provided, however, CIS shall not be obligated to provide Sellers with such prior written notice where it would cause any action required of CIS by applicable environmental laws to be untimely. In furtherance, and not in limitation, of the foregoing, CIS will not knowingly initiate or undertake any activity primarily for the purpose of finding conditions requiring Remedial Action (including any subsurface investigation at any of the Facilities), or accelerating the timing or increasing the cost of any Remedial Action, unless in response to a request from an Environmental Agency. The foregoing shall not restrict CIS from reporting to any Environmental Agency any environmental condition at a Facility which CIS has a legal obligation to report under applicable environmental laws, or from investigating subsurface conditions in connection with expansion or modification of buildings, reactors, tanks, improvements, fixtures or equipment located at a Facility.

                     OBLIGATIONS OF SELLERS

14.5. Seller's Obligations. Subject to each of the conditions and limitations set forth in the remaining sections of this Article, Sellers shall have monetary responsibility for the following environmental matters:

(a) Known Pre-Closing Contamination. Remediation of any Known Pre-Closing Contamination, so long as an Environmental Agency determines, within ten years following the Closing, that Remedial Action is required to comply with Environmental Laws; and

(b) Unknown Contamination. Subject to the allocation schedule set forth below and Section 14.5(c) hereof, Remediation of any Unknown Contamination, so long as an Environmental Agency determines that Remedial Action is required to comply with Environmental Laws.

(i) For Unknown Contamination for which notice is received in accordance with Section 14.6(c) hereof during the first two years after the Closing, Sellers shall be responsible for 100% of the Remediation Costs.

(ii) For Unknown Contamination for which notice is received in accordance with Section 14.6(c) hereof during the third year after the Closing, Sellers shall be responsible for 83% of the Remediation Costs.

(iii) For Unknown Contamination for which notice is received in accordance with Section 14.6(c) hereof during the fourth year after the Closing, Sellers shall be responsible for 67% of the Remediation Costs.

(iv) For Unknown Contamination for which notice is received in accordance with Section 14.6(c) hereof during the fifth year after the Closing, Sellers shall be responsible for 50% of the Remediation Costs.

(v) For Unknown Contamination for which notice is received in accordance with Section 14.6(c) hereof during the sixth year after the Closing and thereafter, Sellers shall be responsible for 33% of the Remediation Costs.

(vi) For Unknown Contamination for which notice is received in accordance with Section 14.6(c) hereof during the seventh year after the Closing and thereafter, Sellers shall be responsible for 17% of the Remediation Costs.

(vii) For Unknown Contamination for which notice is received in accordance with Section 14.6(c) hereof during the eighth year after the Closing and thereafter, Sellers shall be responsible for 0% of the Remediation Costs.

(c) In the event of a breach of Sellers' representation set forth in Section 14.2(c) hereof, the allocation schedule in
Section 14.5(b) above shall not apply with respect to the condition that is the subject of such breach and Sellers shall be responsible for 100% of Remediation Costs associated with such condition.

(d) Anything in this Article 14 to the contrary notwithstanding, in the event that, in the ordinary course of CIS's operations of the Facilities after the Closing (including any expansion or modification of buildings, reactors, tanks, improvements, fixtures or equipment located thereat), CIS or Buyers believe, in good faith, that a condition not required to be reported to an Environmental Agency (including groundwater migrating at or from a Facility) is either Known Pre-Closing Contamination or Unknown Contamination that constitutes a violation of Environmental Laws, or Known Pre-Closing Contamination or Unknown Contamination that poses a threat to human health or the environment, CIS or Buyers may request in writing Sellers to perform or, if CIS would be the Directing Party pursuant to Section 14.12 hereof, to be responsible for its allocated share of costs associated with, Remediation of such condition. Sellers will evaluate such request in accordance with action levels for Remediation of industrial/commercial facilities. If Sellers agree to perform Remediation of such condition, Remediation Costs shall be allocated in accordance with Sections 14.5(a) and 14.5(b) hereof. If Sellers decline to perform, or accept responsibility for their allocated share of costs associated with, Remediation of such condition, CIS and Buyers shall be relieved from any restrictions set forth herein that would otherwise prevent CIS or Buyers from reporting such condition to the applicable Environmental Agency, and Sellers and CIS shall perform Remediation, if any, thereafter required by the Environmental Agency in accordance with the terms and conditions hereof.

14.6.          Limitations on Sellers' Obligations.

(a) Liabilities of Sellers. Notwithstanding any other provision of this Agreement, Seller shall have no liability for any of the following matters:

(i) Any and all Remediation Costs incurred by CIS or Buyers in responding to Known Post-Closing Contamination;

(ii) Any and all Remediation Costs incurred by CIS or Buyers in conducting Remedial Action that Sellers do not perform or are not otherwise responsible for in accordance with Section 14.5(d) hereof or has not been required by an Environmental Agency within the time periods specified in Sections 14.5(a) and 14.5(b);

(iii) Any and all Remediation Costs incurred by CIS or Buyers related to an Environmental Claim for which CIS or Buyers have failed to provide Sellers notice in accordance with Section
14.6(c) hereof;

(iv) Any and all Remediation Costs incurred by CIS or Buyers in conducting Discretionary Remediation at any Facility;

(v) Any and all Remediation Costs incurred in conducting a Remedial Action at a Facility, or any portion thereof, for which a No Further Action Determination has been obtained;

(vi) Subject to Section 14.5(c) hereof, any and all Remediation Costs for Unknown Contamination that are less than $25,000, per occurrence, regardless of the date upon which the matter arises;

(vii) CIS's allocated share of Remediation Costs for Unknown Contamination, to the extent Seller is not liable for such costs pursuant to Section 14.5(b), except as set forth in
Section 14.5(c); and

(viii) Any administrative or civil fines or penalties assessed by an Environmental Agency as a result of CIS's or Buyers' actions or failure to act or for which notice is not provided to Sellers in accordance with Section 14.6(c) hereof.

(b) Governing Year. The percentage of Sellers' monetary responsibility under Section 14.5(b) shall be established based upon the year in which Sellers receive notice in accordance with
Section 14.6(c) of an Environmental Claim for which Sellers are liable under this Article 14, and such percentage shall apply until such time as the Remediation relating to such Environmental Claim is fully performed.

(c) Notice. Sellers' obligation to pay Remediation Costs under Section 14.5 hereof is expressly conditioned upon CIS or Buyers providing timely written notice of an Environmental Claim to Sellers. Notice shall be considered timely if it is provided within the time periods specified in Sections 14.5(a) and 14.5(b). CIS's or Buyers' notice shall include a copy of any Environmental Agency's written notice, made within the time periods specified in Sections 14.5(a) and 14.5(b), that Remediation is required to comply with Environmental Laws or such other information or documentation sufficient to identify the basis for the Environmental Claim. Failure to include a copy of any Environmental Agency's written determination, or such other documentation sufficient to identify the basis for the Environmental Claim, shall relieve Sellers of any responsibility under this Agreement to pay Remediation Costs but only to the extent Sellers are prejudiced by the failure to provide such documentation.

(d) Remediation Standard. Sellers' obligation to perform Remediation and pay Remediation Costs shall be limited, except with respect to natural resources damages for each Facility, to the reasonable cost of work necessary to achieve the Remediation criteria for industrial/commercial properties as determined by the applicable Environmental Agency in the jurisdiction in which such Facility is located, which may be evidenced by the issuance of a No Further Action Determination by the Environmental Agency having jurisdiction over the Facility. CIS and Buyers acknowledge that the completion of Remediation hereunder to industrial/commercial standards, and/or the attainment of a No Further Action Determination, may require engineering controls and institutional controls, including deed restrictions, that the applicable Environmental Agency determines are necessary in connection with the Remediation, and CIS and Buyers agree to provide Sellers with reasonable assistance in obtaining such controls and restrictions. CIS and Buyers agree to accept such restrictions and controls as may be approved by an Environmental Agency and agree that such restrictions and controls consistent with this Section 14.6(d) shall be binding on CIS and any successors or permitted assigns of CIS, provided, however, that such deed restrictions and/or engineering controls do not have a material adverse effect or unreasonably interfere with then-existing industrial/commercial site operations.

14.7.     Fines and Penalties.  Sellers shall pay
administrative or civil fines or penalties assessed by an Environmental Agency in connection with Known Pre-Closing Contamination or Unknown Contamination, regardless of any allocation of responsibility for Remediation Costs hereunder for which Sellers are provided notice in accordance with Section 14.6(c) hereof, provided that such fines and penalties were not a result of CIS's or Buyers' actions or failure to act after the Closing. CIS or Buyers and not Sellers shall be solely responsible for payment of any administrative or civil fines or penalties assessed by an Environmental Agency as a result of CIS's or Buyers' actions or failure to act after the Closing or for which Sellers are not provided notice in accordance with
Section 14.6(c) hereof.

14.8. Aggregate Responsibility. Notwithstanding any other provision of this Agreement, Sellers' aggregate responsibility for Remediation Costs under this Agreement, including Sections 14.5(a) and 14.5(b) hereof, shall not exceed $47.5 million. Sellers shall provide Buyers with a cumulative semi-annual accounting of all amounts spent in respect of Remediation Costs under this Agreement.

14.9. Retained Liabilities. Notwithstanding any contrary provision of this Article 14, Sellers shall have all liability for Remediation and claims by Third Parties in respect of Hazardous Substances present on or under property other than a Facility as a result of operations of such Facility or the Business prior to the Closing Date. CIS and Buyers agree to provide Sellers with prompt notice of CIS's or Buyers' receipt of any such claim.

14.10. Sellers' Right to Remediate. Notwithstanding any contrary provision of this Agreement, Sellers have the right, in their sole discretion, to perform Remediation at either or both of the Facilities and to seek and obtain a No Further Action Determination regardless of whether an Environmental Claim has been made.

                       OBLIGATIONS OF CIS

 4.11. CIS's Sole Obligations. Notwithstanding any other provision of this Article 14, CIS shall be solely responsible for the following matters:

(a) Any and all Remediation Costs incurred by CIS in responding to Post-Closing Contamination;

(b) Any and all Remediation Costs incurred by CIS in conducting Remedial Action that Sellers do not perform or are not otherwise responsible for in accordance with Section 14.5(d) hereof or has not been required by an Environmental Agency within the time periods specified in Sections 14.5(a) and 14.5(b);

(c) Any and all Remediation Costs incurred by CIS related to an Environmental Claim for which CIS or Buyers have failed to provide Sellers notice in accordance with Section 14.6(c) hereof;

(d) Any and all Remediation Costs incurred by CIS in conducting Discretionary Remediation at any Facility;

(e) Any and all Remediation Costs incurred in conducting a Remedial Action at a Facility, or any portion thereof, for which a No Further Action Determination has been obtained;

(f) Subject to Section 14.5(c) hereof, any and all Remediation Costs for Unknown Contamination that are less than $25,000, per occurrence, regardless of the date upon which the matter arises;

(g)       CIS's allocated share of Remediation Costs for Unknown
Contamination, to the extent Sellers are not liable for such costs pursuant to Section 14.5(b), except as set forth in Section
14.5(c); and

(h) Any administrative or civil fines or penalties assessed by an Environmental Agency as a result of CIS's or Buyers' actions or failure to act or for which notice is not provided to Sellers in accordance with Section 14.6(c) hereof.

                   PERFORMANCE OF REMEDIATION

14.12. Responsibility to Direct Work. Sellers shall have primary responsibility for directing the performance of any Remediation for which they have greater than 50% of the monetary liability, in whole or in part, under this Article 14 and shall retain all environmental consultants to perform the Remediation, and CIS shall have primary responsibility for directing the performance of any Remediation for which it has 50% or more of the monetary liability, in whole or in part, under this Article 14, and shall retain all environmental consultants to perform the Remediation. All environmental consultants so retained shall be with competent, recognized consulting firms. The party directing the Remediation shall be the "Directing Party," and the other party shall be the "Other Party." The Directing Party shall review with the Other Party all material aspects of the proposed Remediation, as described below. The Directing Party shall provide the Other Party with a draft of any proposed Remedial Action workplan, investigation report, report regarding completed Remedial Action and other similar reports and shall provide the Other Party with an opportunity to review and comment upon the draft for a period of 30 days before it is submitted to an Environmental Agency. The Directing Party shall incorporate any reasonable revisions suggested by the Other Party if: (i) such revisions do not materially alter the cost or scope of the proposed Remediation, (ii) such revisions are necessary to comply with the terms hereof or Environmental Laws or (iii) if CIS is the Other Party, such revisions are necessary for CIS to operate the Facility in the ordinary course of business. The Directing Party shall promptly provide the Other Party with copies of all written communications between the Directing Party and any Environmental Agency concerning any Remediation. The Directing Party shall also provide the Other Party with notice of, and the Other Party shall be entitled to attend, any meetings with representatives of the Environmental Agency having jurisdiction over the Remediation or environmental consultants concerning the Remediation. Similarly, the Other Party (if it is CIS) shall advise the Directing Party of any matters relating to a Facility that may affect the Directing Party's ability to implement the Remediation. The Other Party and the Directing Party generally shall cooperate in good faith to develop a mutually satisfactory Remedial Action Plan which can be accomplished within any deadlines established by an Environmental Agency.

     The Directing Party shall have the right to initiate communications with an Environmental Agency concerning the proposed Remediation at any time. The Other Party agrees that it will not initiate any consultation with any Environmental Agency concerning a Remediation being undertaken and paid for by the Directing Party without providing notice to the Directing Party, unless, after consideration of the time delay associated with giving prior notice to the Directing Party, any report that the Other Party is legally required to give to an Environmental Agency would be untimely. The Other Party shall also provide the Directing Party with advance notice of any meeting it proposes to have with any Environmental Agency concerning the Remediation, and provide the Directing Party with an opportunity to attend. Regardless of whether the Directing Party or a representative of the Directing Party attends any such meeting, or in any other case, the Other Party agrees that it will not take any action with the intent of interfering with or delaying the Directing Party's work or increasing the Directing Party's responsibility beyond that which is required under this Article 14 or under any Environmental Laws.

14.13. Implementation of Work. All Remediation shall be conducted in a manner that does not interfere unreasonably with or adversely affect the operation of the Facility at which Remediation is being performed. Subject to Sellers' right to direct the work when they are the Directing Party, CIS shall be kept advised of, and may oversee, the implementation of the Remediation. CIS, at its sole expense, and when it is not the Directing Party, may also inspect all stages of the Remediation provided that such inspection does not unreasonably interfere with or delay the work. Following completion of Remediation for which Sellers are the Directing Party, CIS shall have title to all improvements, equipment and other items required with respect to any Remediation.

14.14. Non Applicability. Section 14.12 through (and including) Section 14.16 shall not apply to any Remediation for which CIS or Buyers have sole responsibility.

                             ACCESS

14.15. Access. Sellers shall be granted access to the Facilities during normal business hours or at such other times as may be agreed upon by CIS and Sellers, for the purpose of implementing any Remediation for which Sellers are responsible under this Article 14. Sellers shall coordinate with CIS as to the timing of specific Remediation activities for which Sellers are the Directing Party so as to minimize any disruption of operations at the Facility. In this regard, Sellers shall provide CIS with at least 48 hours' advance notice of their intention to enter a Facility for the purposes of performing such Remediation. CIS and Sellers agree to cooperate in good faith to select a mutually acceptable alternative date for entry onto a Facility if entry on the date desired by Sellers would result in an unreasonable interference with the use or operation of such Facility.

                            INSURANCE

14.16.     Insurance.  Sellers agree that, in performing
Remediation of a Facility, Sellers or Sellers' agents shall carry liability insurance in the following minimum amounts:

KINDS OF INSURANCE               IN LIMITS NOT LESS THAN

Workmen's Compensation           Statutory
Employer's Liability             $100,000 each accident/disease
                                 $500,000
                                 Policy Limit
Comprehensive General Liability  Combined Bodily Injury and
                                 Property Damage
                                 $5,000,000 each person
                                 $10,000,000 each occurrence
Automotive Bodily Injury         $1,000,000 each person
Liability (including hired       $1,000,000 each occurrence
automobiles and non-ownership
liability).

Automotive Property Damage       $1,000,000 each occurrence
Liability (including hired
automobiles and non-ownership
liability).


                         INDEMNIFICATION

14.17. Indemnification by Sellers. Sellers agree to indemnify, defend and hold harmless CIS and Buyers and their Affiliates from and against any and all Claims, liabilities, losses, costs and expenses (including reasonable fees and expenses of attorneys and environmental consultants)
(collectively, "Losses") directly or indirectly arising out of or related to:

(a) any breach by Sellers of any of the representations, warranties or covenants of Sellers set forth in this Article 14;

(b) the performance by Sellers of Remediation in accordance with the terms and provisions hereof;

(c) Sellers' obligations under Sections 14.5 and 14.7 hereof; and

(d)       any liabilities retained by Sellers pursuant to Section
14.9 hereof.

14.18. Indemnification by Buyers. Buyers agree to indemnify, defend and hold harmless Sellers and their Affiliates from and against any and all Losses directly or indirectly arising out of or related to any breach by Buyers of any of the representations, warranties or covenants of Buyers set forth in this Article 14.

14.19. Indemnification by CIS. CIS agrees to indemnify, defend and hold harmless Sellers and their Affiliates from and against any and all Losses directly or indirectly arising out of or related to:

(a) any breach by CIS of any of the representations, warranties or covenants of CIS set forth in this Article 14;

(b) the performance by CIS of Remediation in accordance with the terms and provisions hereof; and

(c)       CIS's obligations under Section 14.11 hereof.

14.20. Procedures for Indemnification. The party entitled to indemnification hereunder (the "Indemnitee") shall promptly notify the party providing indemnification hereunder (the "Indemnitor") in writing, in reasonable detail, of all matters which may give rise to the right to indemnification hereunder, it being understood that if the Indemnitor does not receive notice of any matter known to the Indemnitee and as to which the Indemnitee is entitled to indemnification hereunder in time to contest the determination of any such liability, the Indemnitor shall not be obligated to indemnify the Indemnitee with respect thereto only if Indemnitor is actually prejudiced by the failure to receive timely notice. Neither the Indemnitor nor the Indemnitee shall admit any liability with respect to, or settle, compromise, or discharge any matter covered by Section
14.14 through (and including) Section 14.21, without the prior written consent of the other. The Indemnitor shall have the right to defend through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith, provided, however, that the Indemnitee shall have the right to have its counsel participate in such defense at its own expense. Indemnitor and Indemnitee shall keep each other informed of all settlement negotiations with third parties. Indemnitor and Indemnitee shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a Claim by a third party.

14.21.     Claims.  For purposes of Section 14.14 through
(and including) Section 14.20, "Claims" means all assertions, allegations, complaints, causes of action, demands, suits, notices of actual or potential liability or responsibility, claims for reimbursement or contribution, orders, judgments, injunctions, requests or demands under claim of authority to take action or refrain from taking action, liens, proceedings in condemnation, executions upon judgment, or other claim, event, information, or occurrence with respect to which a reasonable person would respond or defend against. Claims shall include claims with or without merit asserting liability for personal injury, death, sickness, disease, emotional distress, loss of or damage to real or personal property, pollution, nuisance, environmental damage or response action, whether based on statute, strict liability, violation of any laws and regulations applicable to the ownership or operation of the Facilities (except as otherwise limited by the definition of Environmental Laws hereunder), tort, warranty, contract, or the status of a party as seller, buyer, owner, operator, generator, transporter, disposer or otherwise in association with handling products, facilities or materials.

                      LIMITATION OF CLAIMS

14.22. Limitation of Claims. It is the parties' intent that this Article 14 set forth Sellers', CIS's and Buyers' exclusive obligations to each other with respect to Environmental Conditions associated with the Facilities or the Business.
Buyers and Sellers waive all other rights against each other related to such Environmental Conditions, including rights otherwise provided by law, including common law. No limitation on the rights or obligations of any party or on the remedies available to any party set forth in any other Article of this Agreement (including Article 12) shall have any force or effect with respect to the obligations of the parties under this Article 14.

                       DISPUTE RESOLUTION

14.23. Dispute Resolution. In the event of a dispute between the parties regarding any matter set forth in this
Article 14, the parties shall first endeavor to resolve such dispute at the working team level (i.e., among the persons principally responsible for discharging the parties' respective obligations hereunder). If the parties are unable to resolve the dispute at the working team level, the dispute shall be referred to a representative of senior management of each of Sellers and Buyers for resolution. The parties shall have 60 days from the date on which such dispute is referred to their respective members of senior management to resolve the matters being disputed. If the parties are unable to resolve the disputes within such 60 day period, the disputes shall be referred for final resolution to binding arbitration in accordance with procedures mutually agreed between the parties.

                           ARTICLE 15

                          MISCELLANEOUS

15.1. Assignment. This Agreement and any rights or obligations arising hereunder shall not be assignable by Buyers without the prior written consent of Crompton, on behalf of itself and all Sellers, or by Sellers without the written consent of Akzo LLC (on behalf of all Buyers), provided that Sellers may assign the right to receive any payment hereunder without Akzo LLC's consent.

15.2. No Press Release Without Consent. No press release related to this Agreement or the transactions contemplated herein, or other announcement to the Employees (other than as required by law or as requested by European works councils as part of required consultations), customers or suppliers of the Business will be issued without the joint approval of Crompton, acting on behalf of all Sellers, and Akzo LLC acting on behalf of Buyers, which approval will not be unreasonably withheld, except any public disclosure which Sellers or Buyers in their good faith judgment believe is required by law or by any stock exchange on which its securities or those of their Affiliates are listed (in which case the party making the disclosure will use commercially reasonable efforts to consult with the other party prior to making any such disclosure). Crompton, acting on behalf of all Sellers, and Akzo LLC, acting on behalf of Buyers, will cooperate to prepare separate press releases to be issued at the time of the signing of this Agreement and on the Closing Date.

15.3.     Confidentiality.  Except as required by Applicable
Law, all information related to the Business supplied to Buyers by Sellers shall be maintained in strict confidence by Buyers and their employees, advisors and agents in accordance with the Letter Agreement dated May 9, 2000 entered into between Buyers and Merrill Lynch & Co., on behalf of Sellers, as amended by Amendment No. 1 to Letter Agreement dated February 19, 2002, provided that these restrictions shall terminate upon Closing.
In the event that this Agreement is terminated, all written materials relating thereto shall be returned to Sellers or destroyed as provided in such confidentiality agreement and Buyers shall deliver an officer's certificate to Sellers certifying as to such return or destruction. In such event, Buyers and their employees, advisors and agents shall make no further use of such information whatsoever. The provisions of this Section 15.3 shall be in addition to those set forth in
Section 11.4 above.

15.4. Expenses. Each party shall bear its own expenses with respect to the transactions contemplated by this Agreement (including fees of investment bankers and attorneys). Any sales, transfer, use, stamp, stamp duty reserve, notarial fees or other similar Tax (other than income Tax), duty, recording cost (including patent and trademark assignments), filing fees, costs and expenses in connection with title insurance and surveys (including the costs and expenses incurred in connection with the updates contemplated by Section 2.3) or other costs or expenses incurred upon the sale or transfer of the Purchased Assets shall be shared equally by Buyers and Sellers, notwithstanding any local custom, practice or requirement that imposes the obligation to pay such impositions in whole or in part on either party. Should the Taxing authorities determine that the sale and transfer of the Assets is subject to Value Added Tax ("VAT"), then Sellers shall add 50% of the appropriate amount of VAT to that portion of the Purchase Price that reflects the Assets transferred by and between Buyers and the Affiliates of Sellers located in Australia, Brazil, Canada, France, Mexico, Singapore and Thailand, as applicable, and shall send to Buyers (or, as appropriate, to their Affiliates) an invoice reflecting that amount of VAT.

15.5. Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

15.6. Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by Akzo LLC (acting on behalf of all Buyers) and Crompton (acting on behalf of all Sellers). This Agreement and the Ancillary Agreements contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made between the parties prior to the date hereof, except the confidentiality agreement referred to in
Section 15.3.

15.7. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective
Affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right.

15.8. Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver of any part of this Agreement shall only be valid if in a writing executed by Akzo LLC (on behalf of all Buyers) and Crompton (on behalf of all Sellers).

15.9. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

15.10. Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

15.11. Choice of Forum. Buyers and Sellers irrevocably submit to the exclusive jurisdiction of (i) the state courts of the State of Delaware and (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Buyers and Sellers agree to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Delaware or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Delaware. Buyers and Sellers irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of Delaware, or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.12. Further Documents. Each of Buyers and Sellers will, at the request of another party, execute and deliver to such other party (or, to the extent it controls CIS at the relevant time, will cause CIS to execute and deliver to the other party) all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

15.13. Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type) or by mail, and shall become effective (a) on delivery if given in person, (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission, or (c) four business days after being deposited in the United States mails, with proper postage and documentation for first-class registered or certified mail, prepaid.

     Notices shall be addressed as follows:

          (i)If to Buyers, to:

             Akzo Nobel Surface Chemistry L.L.C.
             300 S. Riverside Plaza
             Chicago, Illinois 60606
             Attention:  President

          with a copy to:

             Akzo Nobel Inc.
             300 S. Riverside Plaza
             Chicago, Illinois 60606
             Attention:  Assistant General Counsel

          (ii)    If to Sellers, to:

             Crompton Corporation
             World Headquarters
             One American Lane
             Greenwich, Connecticut  06831-2559
             Attention:  General Counsel
             Facsimile Number:  (203) 552-2202

          With a copy to:

             Steven A. Cohen, Esq.
             Wachtell, Lipton, Rosen & Katz
             51 West 52nd Street
             New York, New York  10019
             Facsimile Number:  (212) 403-2000

provided, however, that if any party shall have designated a different name, address or facsimile number by written notice to the others, then to the last name, address or facsimile number so designated.

15.14. Schedules. The information disclosed in the Schedules attached to this Agreement (the "Schedules") is disclosed subject to the confidentiality provisions of Section
11.4 of this Agreement and should not be used for any purpose other than the purposes contemplated by this Agreement. Items disclosed on any one Schedule hereto shall be deemed to be disclosed on all other Schedules hereto, and the failure to list any item on more than one Schedule shall not give rise to any claim or right.

15.15. Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.16. Guarantee. Akzo Chemicals ("Guarantor") hereby represents and warrants that it is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to transact business as a foreign corporation in all jurisdictions, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on its assets, business, financial condition or results of operation or to delay or impair its ability to perform its obligations in connection with the transactions contemplated hereby. Guarantor hereby represents and warrants that it has full corporate power and authority to execute, deliver, and perform this Agreement and the performance of all obligations hereunder has been duly authorized by Guarantor. Guarantor hereby irrevocably, absolutely and unconditionally guarantees to each Seller (each, a "Guaranteed Party"), as a primary obligor and not merely as a surety, the due, punctual and complete performance and payment (and not merely collection) in full of all obligations and liabilities of each Buyer hereunder and of CIS after the Closing Date, as and when due and payable or required to be performed pursuant to any provision of this Agreement and the Promissory Note (the "Guaranteed Obligations"). To the fullest extent permitted by applicable law, Guarantor waives presentment to, demand of payment from and protest to any other Person of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Guarantor hereby waives all suretyship defenses and all defenses based upon impairment of suretyship status. Without limiting the generality of the foregoing, the obligations under this guarantee shall not be conditioned or contingent upon any preservation or enforcement of any rights or remedies against any Person or property, the pursuit or assertion by any Guaranteed Party or any other Person at any time of any right or remedy against any Person or against any collateral security or other property or any pursuit or assertion of any right of setoff or recoupment. This guarantee is a continuing guarantee.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


CROMPTON CORPORATION               AKZO NOBEL SURFACE
                                   CHEMISTRY L.L.C.
By
  Name:   John T. Ferguson II    By:
  Title:     Senior Vice           Name:
  President and                    Title:
  General Counsel

                                 AKZO NOBEL SURFACE
CROMPTON SPECIALTIES PTE., LTD.    CHEMISTRY A.B.

By                               By:
  Name:  John T. Ferguson II       Name:
  Title:    Authorized             Title:
  Signatory

                                 AKZO NOBEL SURFACE
CROMPTON SPECIALTIES ASIA          CHEMISTRY PTE., LTD.
  PACIFIC PTE., LTD.
                                 By:
By____________________________     Name:
  Name:  John T. Ferguson II       Title:
  Title:    Authorized
  Signatory
                                 AKZO NOBEL CHEMICALS INC.

CROMPTON S.A. (FRANCE)           By:
                                   Name:
By                                 Title:
  Name:  John T. Ferguson II
  Title:    Authorized
  Signatory


CROMPTON S.A. (SWITZERLAND)

By
  Name: John T. Ferguson II
  Title:   Authorized Signatory


CROMPTON INDUSTRIAL
  SPECIALTIES, INC.

By
  Name:   John T. Ferguson II
  Title:     President



                            EXHIBIT A

                       INVENTORY STATEMENT




                            EXHIBIT B

                     ARBITRATION PROCEDURES

The following are the arbitration procedures to be used in resolving any open issues with respect to the Proposed Inventory
Statement, the Post-Closing Accrual Statement or the Volume
Statement:

1. Presentation of each side's written proposal of the Proposed Inventory Statement, the Post-Closing Accrual Statement or the Volume Statement, as applicable, to be submitted in writing to the Referee by the end of the 30-day period referred to in Sections 3.2(d)(ii) and 3.4(ii) of the Agreement.

2. Written presentation of each side's substantive position on disputed issues.

     a. To be submitted in writing to Referee within two weeks of the end of the 30-day period referred to in Sections 3.2(d)(ii) and 3.4(ii) of the Agreement.

     b.   Affidavits and all supporting material to be included.

3.   Written replies.

     a. To be filed within 10 days after receipt of initial written submission.


b.  Affidavits and all supporting material to be included.


4.   Conference with Referee.

a. To take place within 10 days after replies are filed.

b. Each side will have 30 minutes to present its position.

     c. Accountants and other advisors who were involved in the transaction will be present to answer questions.

     d. Each side will then have 15 minutes to respond to the other side's presentation.

e. After presentations and rebuttals, each side will respond to questions from, or comments of, Referee.

5.   Decision.

     a. Referee to make decision within 15 days following conference.